STOCK PURCHASE AGREEMENT

by and among

ARTESYN EMBEDDED COMPUTING, INC.,

PONTUS INTERMEDIATE HOLDINGS II, LLC,

PONTUS HOLDINGS, LLC

and

SMART GLOBAL HOLDINGS, INC.

Dated as of July 8, 2019

Table of Contents

i

Section 11.13 No Third-Party Beneficiaries	74
Section 11.14 Conflict and Privilege Waiver	74
Section 11.15 Counterparts; Facsimile Signatures	74
Section 11.16 Mutual Releases	75

APPENDIX 1.01	DESCRIPTION OF EMBEDDED COMPUTING BUSINESS

EXHIBIT A	FORM OF DEED OF TRANSFER

EXHIBIT B	FORM OF ESCROW AGREEMENT

EXHIBIT C	FORM OF IP ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF IP CROSS-LICENSE AGREEMENT

EXHIBIT E	R&W INSURANCE POLICY

EXHIBIT F	FORM OF RESTRICTIVE COVENANTS AGREEMENT

EXHIBIT G	FORM OF TRADEMARK LICENSE AGREEMENT

EXHIBIT H	FORM OF TRANSITION SERVICES AGREEMENT (CONSUMER)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 8, 2019 (this “Agreement”), is entered into by and among ARTESYN EMBEDDED COMPUTING, INC., a Wisconsin corporation (“AEC”), PONTUS INTERMEDIATE HOLDINGS II, LLC, a Delaware limited liability company (“Seller”), PONTUS HOLDINGS, LLC, a Delaware limited liability company (“Parent”), and SMART GLOBAL HOLDINGS, INC., an exempted company incorporated under the laws of the Cayman Islands (“Purchaser”).

BACKGROUND

A.       Parent is the sole, indirect member of Seller, and Seller is the indirect sole holder of all of the issued and outstanding (i) capital stock of AEC and (ii) shares in the capital of Artesyn Netherlands B.V., a company with limited liability organized under the laws of the Netherlands (“EC Netherlands” and, together with AEC, the “Company Entities”).

B.       The Company Entities are engaged solely in the operation of the embedded computing business, as is more fully defined on Appendix 1.01 attached hereto (the “Business”).

C.       Purchaser has, on or prior to the date of this Agreement, conditionally bound the R&W Insurance Policy (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01          Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Transaction” has the meaning set forth in Section 6.08.

“Actual CMSA Payment” has the meaning set forth in Section 2.04.

“AEC” has the meaning set forth in the Preamble to this Agreement.

“AET” means Artesyn Embedded Technologies, Inc., a Florida corporation and a wholly owned direct subsidiary of Seller.

“AETHK” means Artesyn Embedded Technologies (Hong Kong) Limited, a company with limited liability incorporated under the laws of Hong Kong and a wholly owned direct subsidiary of AET.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of interpreting the term “control”, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and a Person shall only remain an Affiliate of another Person for so long as the control relationship continues to exist.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreed Accounting Principles” means GAAP, incorporating the Company Entities’ past practices, principles, policies and procedures used in the preparation of the Historical Audited Financial Statements (so long as such practices, principles, policies and procedures comply with GAAP), in each case consistently applied.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“AIL” means Astec International Limited, a company with limited liability incorporated under the laws of Hong Kong and a wholly owned indirect subsidiary of Seller.

“Balance Sheet Date” means March 31, 2019.

“Base Purchase Price” means an amount in cash equal to the excess of (i) Eighty Million Dollars ($80,000,000.00) over (ii) the CMSA Equipment Value.

“Business” has the meaning set forth in Recital B to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York and/or California are closed generally.

“Business Financial Statements” has the meaning set forth in Section 4.06(a).

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Cash” means, without duplication, the amount of all cash and cash equivalents of the Company Entities calculated as of the Determination Time in accordance with Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company Entities resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the written request of Purchaser); provided, however, that “Closing Cash” shall (i) exclude any items included in Closing Net Working Capital or Closing Indebtedness (it being the intent of the parties to avoid “double-counting”), (ii) be reduced by the aggregate amount of any Restricted Cash, (iii) be reduced to reflect any outstanding wires, checks or drafts written or outstanding against such cash or cash equivalents as of the date of determination, and (iv) be reduced by the aggregate amount of any cash collateral securing outstanding letters of credit or similar facilities as of the date of determination.

“Closing Company Transaction Costs” means (a) the amount (without duplication) of Company Transaction Costs that have not yet been paid as of the Closing and that are not otherwise included in the Closing Net Working Capital or Closing Indebtedness, calculated as of the Determination Time in accordance with the Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company Entities resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the written request of Purchaser), and (b) the applicable Company Entity’s share of payroll Taxes attributable to such Closing Company Transaction Costs when paid and any Tax reimbursements or “gross-up” amounts required, pursuant to a Contract existing as of the Closing (other than agreements with Continuing Employees entered into or effective at or prior to the Closing at the written request of Purchaser), to be paid to a payment recipient with regard to any of the foregoing.

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Indebtedness” means the aggregate amount (without duplication) of Indebtedness of the Company Entities as of the Closing, without taking into account any indebtedness being incurred by any Company Entity at the written request of Purchaser. Closing Indebtedness does not include any amounts included in Closing Company Transaction Costs or Closing Net Working Capital, it being the intent of the parties to avoid “double-counting”.

“Closing Net Working Capital” means the amount equal to (a) the sum of the “current assets” of the Company Entities (as defined on Schedule 2.03(b) attached hereto) minus (b) the sum of the “current liabilities” of the Company Entities (as defined on Schedule 2.03(b) attached hereto), all calculated as of the Determination Time in accordance with the Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company Entities resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the written request of Purchaser). For the avoidance of doubt, Closing Net Working Capital shall not include (a) cash and cash equivalents (including Closing Cash), (b) income Tax assets or receivables or deferred income Taxes, or any accruals for income Taxes or interest, (c) any intercompany assets or liabilities among the Company Entities, (d) any Indebtedness or Company Transaction Costs (it being the intent of the parties to avoid “double-counting”) and (e) any inventory and related assets that are expected to be purchased by AEC or its Affiliates under the Contract Manufacturing Agreement (Turn-Key).

“Closing Statement” has the meaning set forth in Section 2.03(b).

“CMSA Equipment Value” means $364,286.73, which represents the aggregate estimated net book value as of the Closing Date of the manufacturing and other line equipment to be acquired by a Company Entity from AIL (or its Affiliate) in connection with the Contract Manufacturing Agreement (Turn-Key) after the Closing Date, as set forth on Section 4.24(b) of the Disclosure Schedule.

“CMSA Notice” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Plans” has the meaning set forth in Section 4.10(a).

“Company Entities” has the meaning set forth in Recital A to this Agreement; and “Company Entity” means any of the Company Entities.

“Company Transaction Costs” means any of the following incurred by or on the behalf of the Company Entities in connection with or arising or triggered due to the execution, delivery or consummation of this Agreement or the transactions contemplated hereby (with respect to the Company Entities, only with respect to services performed or Contracts existing as of the Closing, regardless of when billed or invoiced): (i) any finder’s, broker’s, dealer’s and investment banking fees, costs, expenses, commissions, or similar payments, (ii) any retention, “stay”, “sale”, change of control or transaction bonuses, or similar bonuses or payments, in each case required to be paid at or prior to, or as a result of the occurrence of (including where payment is required after Closing), the Closing in connection with the consummation of the transactions contemplated by this Agreement, in each case other than agreements entered into or effective at or prior to the Closing at the written request of Purchaser (it being understood that the payments to be made pursuant to the Contract set forth on Schedule 2.03(a) attached hereto are to be included in this definition as “change of control or transaction bonuses”), (iii) any payments under any Employee Plans, in each case other than agreements entered into or effective at or prior to the Closing at the written request of Purchaser and (for the avoidance of doubt) other than severance payments incurred by Purchaser or the Company Entities as the result of the termination of Continuing Employees after the Closing Date, (iv) any third party legal, accounting or similar advisor fees and expenses, and (v) fifty percent (50%) of the aggregate invoiced premiums and underwriting fees (including the concurrently invoiced premium taxes) payable in connection with or prior to the Closing in connection with obtaining the R&W Insurance Policy; provided that the amount to be included in the definition of Company Transaction Costs pursuant to this clause (vi) shall not exceed $170,000.

“Company IP” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company Entities, including the Owned IP Registrations.

“Company-Owned Software” means all Software included in the Company-Owned IP.

“Confidential Information” has the meaning set forth in Section 6.02(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(a).

“Consumer” means Consumer HK Holdco II Limited, a company with limited liability incorporated under the laws of Hong Kong.

“Contaminants” has the meaning set forth in Section 4.15(k).

“Continuing Employees” has the meaning set forth in Section 6.05(c).

“Contract Manufacturing Agreement (Turn-Key)” means the Turn-Key Contract Manufacturing Services Agreement between AEC and AIL dated May 14, 2019.

“Contracts” means all contracts (including purchase orders and sales orders), leases, licenses, proposals and other commitments or agreements (including any amendments and other modifications thereto), whether written or oral.

“Customer Data” has the meaning set forth in Section 4.15(j).

“Deductible” means Four Hundred Thousand Dollars ($400,000.00).

“Deed of Transfer” means a notarial deed of transfer, in the form of Exhibit A attached hereto, pursuant to which the Shares in relation to EC Netherlands will be transferred from AETHK to Purchaser or its designee.

“Determination Time” means 11:59 p.m. on the Closing Date, based on local time in each local jurisdiction in which a measurement is being made as of the Closing.

“Disclosure Schedule” means the disclosure schedule delivered by Parent and Seller to Purchaser in connection with the execution and delivery of this Agreement.

“Dutch Notary” means a civil law notary holding office in the Netherlands selected by Seller and reasonably acceptable to Purchaser, or such notary’s substitutes.

“EC Netherlands” has the meaning set forth in Recital A to this Agreement.

“Employee Plans” has the meaning set forth in Section 4.10(a).

“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of the environment or natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances, including the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is treated as a single employer with Parent or any of its subsidiaries, including any of the Company Entities, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means a one-year escrow agreement among Escrow Agent, Seller and Purchaser in substantially the form attached as Exhibit B hereto.

“Escrow Amount” means Eight Hundred Thousand Dollars ($800,000.00).

“Estimated Closing Cash” has the meaning set forth in Section 2.03(a).

“Estimated Closing Company Transaction Costs” has the meaning set forth in Section 2.03(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.03(a).

“Export Laws” has the meaning set forth in Section 4.12(a).

“Foreign Benefit Plans” has the meaning set forth in Section 4.10(a).

“GAAP” means United States generally accepted accounting principles, applied consistently.

“Government Contract” means any Contract that is either a prime contract with any Governmental Entity or any subcontract with a government prime contractor or higher-tier subcontractor under a prime contract with any Governmental Entity that is in effect as of the Closing Date.

“Governmental Entity” means any federal, state, municipal, city, provincial, local, or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental, administrative, supranational or regulatory authority or instrumentality, self-regulatory organization, any arbitrator or arbitral body, or any official, political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made, that (A) is classified as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or words of similar import or regulatory effect under Environmental Laws or (B) otherwise poses a material health risk to human health or a material threat to the environment or natural resources; and (ii) any petroleum or petroleum-derived products (including crude oil or any fraction thereof), radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid and perfluorooctane sulfonate.

“Historical Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Import Laws” has the meaning set forth in Section 4.12(a).

“Indebtedness” means, without duplication, with respect to the Company Entities, the aggregate amount of (i) any indebtedness for borrowed money (whether secured or unsecured), (ii) any indebtedness for borrowed money evidenced by any note, bond, debenture, mortgages (including chattel mortgage), or other similar instrument, (iii) the amount required to be carried as a liability on the balance sheet of the Company Entities in accordance with GAAP in respect of capital leases of the Company Entities, (iv) purchase money financing, including Liabilities for conditional sale or other title retention agreements or issued or assumed in respect of deferred or contingent purchase price, relating to assets, stock, or equity purchased, (v) any Liabilities for borrowed money secured by a Lien on the assets of a Company Entity, (vi) any amounts due and payable under interest rate and currency swap arrangements or any other hedging arrangements, (vii) any amounts due and payable with respect to the factoring and discounting of accounts receivables, (viii) the aggregate drawn amount, if any, of any performance bonds, banker’s acceptances, letters of credit or similar facilities, including standby letters of credit or for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (ix) declared and accrued but unpaid cash dividends, (x) the amount of unfunded or underfunded (but not withdrawal) Liabilities under any defined benefit, pension, retiree benefit or similar post-employment benefit plans, in each case calculated in accordance with GAAP, (xi) all Liabilities of the type referred to in the foregoing clauses of any Persons for the payment of which any Company Entity is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including all guaranties in connection with the foregoing, and (xii) any accrued interest, penalties, fees and expenses on any of the foregoing. Notwithstanding the foregoing, Indebtedness does not include Closing Cash, any Company Transaction Costs or any amounts that are included in Closing Net Working Capital.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnified Taxes” has the meaning set forth in Section 10.03.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountants” has the meaning set forth in Section 2.03(d).

“Intellectual Property” means any and all intellectual property or proprietary rights arising under the Laws of any jurisdiction in the world, including the following: (i) inventions and all improvements thereto, patents, patent applications and patent disclosures (including all reissues, divisions, continuations, continuations-in-part, re-examinations, re-issues, and extensions thereof); (ii) Trademarks; (iii) Trade Secrets; (iv) Software; and (v) copyrightable works, mask works, copyrights or designs, including any applications, registrations and renewals thereof, whether registered or registrable.

“IP Assignment Agreement” means an Intellectual Property assignment agreement between AEC and AET in substantially the form attached as Exhibit C hereto.

“IP Cross-License Agreement” means an Intellectual Property license agreement among AEC, AET and Consumer, in substantially the form attached as Exhibit D hereto.

“ITAR” has the meaning set forth in Section 4.12(a).

“Knowledge of Seller” or words of similar import or similar phrases mean and includes the actual knowledge of each of Stephen Dow, Becky Godfrey, Tom Nallen, Pete Rowley and Brian Walsh, assuming that each such Person has conducted reasonable inquiry of such Person’s direct reports.

“Law” means any federal, state, local or foreign statute, law, Order, ordinance, rule, regulation, administrative requirement or decree or any common law theories or reported decisions of any court.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements, fixtures or other interest in real property held by any Company Entity.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property.

“Liabilities” means any and all debts, liabilities, costs, fees, expenses, guaranties, endorsements, claims, losses, damages, deficiencies, Taxes, fines, penalties, responsibilities, commitments, obligations, and actions of any kind, character, or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, direct or indirect, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means mortgages, liens (statutory or otherwise), pledges, security interests, security trusts, charges, easements, leases, subleases, lease, licenses, covenants, rights of way, options, claims, preemptive right, right of first refusal, restrictions, attachments or encumbrances of any kind; provided, however, that “Liens” shall not include any restrictions on the transfer of the Shares by Purchaser after the Closing imposed by applicable securities Law or non-exclusive licenses of Intellectual Property granted to customers or suppliers of the Business in the ordinary course of business.

“Losses” means all losses, damages, judgments, suits, deficiencies, penalties, fines, costs (including costs of investigation), amounts paid in settlement, expenses and fees, including court costs and reasonable attorneys’ and advisors’ fees and expenses.

“Material Adverse Effect” means any fact, condition, matter, circumstance, event, change, development or effect (a) that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or the Company Entities or the properties, assets, condition (financial or otherwise), and/or results of operations of the Business or the Company Entities taken as a whole, or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Seller to consummate the transactions contemplated by this Agreement; provided, however, that in connection with subsection (a) above, no material adverse effect shall be considered that results from any fact, condition, matter, circumstance, event, change, development or effect that (i) generally affects the industries in which the Company Entities conduct business or the economy or the financial or securities markets, (ii) results from the outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, (iii) results from the public announcement, disclosure or consummation of the transactions contemplated hereby, (iv) results from any change in Law or GAAP or international financial reporting standards, (v) results from any failure of a Company Entity or its business to meet, with respect to any period or periods, any forecasts or projections, estimates of earnings or revenues or business plans, in and of itself (it being understood that the underlying causes of, or factors contributing to, the failure to meet such estimates, projections or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred, to the extent the same do not otherwise fall within any of other clauses of this definition), or (vi) results from matters disclosed to Purchaser in the Disclosure Schedule (provided, that the disclosure of a matter in the Disclosure Schedule shall not be effective to limit the inclusion of its effect in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur unless, and then only to the extent that, such disclosure is reasonably apparent on its face to result in such effect); provided, further, that in the case of clauses (i), (ii), or (iv), any such fact, circumstance, event, change, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such fact, circumstance, event, change, development or effect has a materially disproportionate effect on the Company Entities taken as a whole, as compared to other similarly sized and situated participants in the industry in which the Company Entities conduct their businesses.

“Material Contract” has the meaning set forth in Section 4.16(a).

“Material Customers” has the meaning set forth in Section 4.21(a).

“Material Suppliers” has the meaning set forth in Section 4.21(b).

“Measurement Items” has the meaning set forth in Section 2.03(b).

“Netherlands Purchaser” has the meaning set forth in Section 2.01.

“Objection Notice” has the meaning set forth in Section 2.03(c).

“OFAC” has the meaning set forth in Section 4.12(a).

“Open Source Software” means any Software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Orders” means all binding judgments, orders, writs, injunctions, decisions, stipulations, rulings, decrees, and awards of, or any legally binding agreement with, any Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, operating agreement, bylaws, certificate of formation and/or other organizational documents governing any Person.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Owned IP Registrations” has the meaning set forth in Section 4.15(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Permit” means any certificate, license, permit, franchise, registration, variance, consent, Order, authorization or approval issued by any Governmental Entity.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or are being contested in good faith by appropriate proceedings; (ii) Liens arising under original purchase price conditional sales contracts, purchase money security interests and equipment leases with third parties entered into in the ordinary course of business; and (iii) liens for Taxes that are not due and payable or that may thereafter be paid without penalty or Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

“Post-Closing Plans” has the meaning set forth in Section 6.05(c).

“Post-Closing Severance Payment” has the meaning set forth in Section 6.05(f).

“Pre-Closing Period Income Tax Refunds” has the meaning set forth in Section 10.01.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on the Closing Date.

“Proceeding” means any civil, criminal or administrative suit, claim, complaint, action, grievance, injunction, judgment, lawsuit, citation, directive, summons, decree, Order, charge, audit, investigation, governmental inquiry, hearing, arbitration or other similar proceeding.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Common Stock” means the ordinary shares, par value $0.03 per share, of Purchaser.

“Purchaser Parties” has the meaning set forth in Section 9.02.

“R&W Insurance Policy” means that certain representation and warranty insurance policy, attached as Exhibit E hereto, conditionally bound by AIG Specialty Insurance Company to Purchaser in connection with the execution and delivery of this Agreement.

“Representatives” has the meaning set forth in Section 6.02(a).

“Restricted Cash” means the amount of cash (including any cash, cash equivalents, marketable securities or short term investments deposited with, pledged to, or held by any banks or financial institutions) that, as of the Determination Time, is required to be classified as “restricted cash” under GAAP.

“Restrictive Covenants Agreement” means a restrictive covenants agreement between AET and AEC in substantially the form attached as Exhibit F hereto.

“Review Period” has the meaning set forth in Section 2.03(c).

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Shares” means (i) the outstanding shares of capital stock of AEC and/or (ii) the outstanding shares in the capital of EC Netherlands, as indicated by the context in which such term is used.

“Software” means software, firmware, and programs, including source code, object code, operating systems, architecture, schematics, computerized databases, data, and related documentation.

“Specified Representations and Warranties” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.05, Section 3.07, Section 3.08, Section 4.01, Section 4.02, clause (ii) of Section 4.03, Section 4.05, Section 4.20, Section 4.22, Section 5.01, Section 5.02, Section 5.08 and Section 5.09.

“Straddle Period” means a Tax period that includes but does not end on the Closing Date.

“Systems” has the meaning set forth in Section 4.15(k).

“Target Amount” means Twelve Million Seven Hundred Twenty-Four Thousand Dollars ($12,724,000.00).

“Tax” or “Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, employment, withholding, workers’ compensation, unemployment compensation, alternative minimum, recapture, estimated and other taxes, whether or not disputed, including all interest, charges, surcharges, penalties and additions imposed with respect to such amounts and any Liability or obligation to pay, assume, succeed to or indemnify the Taxes of another Person.

“Tax Matter” has the meaning set forth in Section 10.02(c).

“Tax Representations” has the meaning set forth in Section 9.01.

“Tax Returns” means all reports, returns, declarations, information returns, notices or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, control or collection of any Tax or the administration of any Law relating to any Tax, including any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Trade Secrets” means all trade secrets, know-how, confidential information, and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information, that in each case derives independent economic value from not being generally known and not being readily ascertainable by proper means.

“Trademark License Agreement” means a trademark license agreement between AET and AEC in substantially the form attached as Exhibit G hereto.

“Trademarks” means trademarks, service marks, trade names, business names, brand names, logos, commercial names, trade dress, domain names (together with all goodwill associated with each of the foregoing), including any applications, registrations and renewals thereof.

“Transition Services Agreement (Computing)” means that certain Transition Services Agreement, dated May 14, 2019, between AEC and AET.

“Transition Services Agreement (Consumer)” means a transition services agreement between Seller and AEC in substantially the form attached as Exhibit H hereto.

“TUPE” has the meaning set forth in Section 6.05(a).

“US Purchaser” has the meaning set forth in Section 2.01.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (including Laws outside of the United States).

Section 1.02          Other Definitional Provisions.

(a)           As used in this Agreement, (i) the words “hereof”, “herein”, and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including” means “including, without limitation”, and (iii) terms defined in the singular have a comparable meaning when used in the plural and vice versa. The Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any capitalized terms used in the Disclosure Schedule, or any of the Exhibits or other Schedules to this Agreement, but not otherwise defined therein, shall have the meanings as defined in this Agreement;

(b)           All dollar amounts referenced herein are denominated in U.S. dollars, and if a currency exchange rate is required to conform to such denomination, such exchange rate shall be the applicable currency exchange rate applicable to obligations payable in foreign currency published in the U.S. east coast edition of the Wall Street Journal on the applicable measurement date.

(c)           Any United States of America legal term, concept, legislation or regulation (including those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) or any accounting term or concept, in respect of any jurisdiction other than the United States of America will be construed as a reference to the term, concept, legislation or regulation which most nearly corresponds to it in that jurisdiction. For the avoidance of doubt, references in this Agreement to “stock” and to variations of this word will be deemed to include all forms of ownership interest, equity securities and shares.

(d)           Any reference to any federal, state, local, or foreign statute or Law means such statute or Law as amended as of the date of this Agreement or as of the Closing Date, as applicable, and shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise.

(e)           Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to Business Days) shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE II.
PURCHASE AND SALE OF THE SHARES

Section 2.01          Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, (i) Purchaser shall purchase, or cause a designated subsidiary to purchase (Purchaser or such designated subsidiary, in such capacity, the “US Purchaser”), from AET, and Seller shall cause AET to sell to the US Purchaser, the Shares of AEC, free and clear of all Liens, and (ii) Purchaser shall purchase and acquire, or cause a designated subsidiary to purchase and acquire (Purchaser or such designated subsidiary, in such capacity, the “Netherlands Purchaser”), from AETHK, and Seller shall cause AETHK to sell and transfer to the Netherlands Purchaser, the Shares of EC Netherlands, free and clear of all Liens. The purchase price for the sale of the Shares shall be the Base Purchase Price, subject to adjustment at and after the Closing as provided in this Agreement (as so adjusted from time to time, the “Purchase Price”). One Hundred Thousand Dollars ($100,000) of the Purchase Price shall be allocated to the Shares of EC Netherlands, and the balance of the Purchase Price shall be allocated to the Shares of AEC.

Section 2.02          The Closing.

(a)           The closing of the purchase, sale and transfer of the Shares (the “Closing”) shall take place (i) by electronic exchange of executed documents or, if mutually agreed by the parties, at the offices of Morgan, Lewis & Bockius, LLP, 600 Anton Boulevard, 18th Floor, Costa Mesa, California, and (ii), in respect of the Shares of EC Netherlands, at the offices of the Dutch Notary, in either case, at 10:00 a.m. PST, on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than any such conditions that by their nature can only be satisfied concurrently with the Closing), or at such other time and date as Purchaser and Seller may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date”.

(b)           At the Closing, Seller shall deliver to Purchaser, in each case, in form and substance reasonably acceptable to Purchaser:

(i)           the certificate referred to in Section 7.02(c);

(ii)          the stock certificate(s) representing the Shares of AEC, duly endorsed for transfer to Purchaser or accompanied by duly executed assignment documentation;

(iii)         evidence of the release of any Liens on or against the Shares;

(iv)         customary lien release letters, termination filings and other documentation reasonably requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser, addressing (A) the release of any Liens, other than Permitted Liens (or other Liens as otherwise permitted in writing by Purchaser), on or against any of the assets or properties of the Company Entities and (B) the removal and/or release of each of the Company Entities, as applicable, from the Credit Agreement and the Indenture (as such terms are defined in the Disclosure Schedule) in all capacities thereunder (including as borrower or guarantor);

(v)          the Escrow Agreement, duly executed by Seller;

(vi)         the IP Assignment Agreement, duly executed by AET and AEC;

(vii)        the Restrictive Covenants Agreement, duly executed by AET;

(viii)       the Trademark License Agreement, duly executed by AET;

(ix)         the Transition Services Agreement (Consumer), duly executed by Seller; and

(x)          an amendment to the Confidentiality Agreement terminating the non-solicit provisions thereof in form and substance reasonably acceptable to each of Purchaser and Seller.

(c)           At the time contemplated by Section 6.16:

(i)           Seller shall deliver to the Dutch Notary (A) the original shareholder register of EC Netherlands and (B) powers of attorney in form and substance reasonably acceptable to the Dutch Notary, duly executed on behalf of AETHK and EC Netherlands, respectively, and, to the extent required by the Dutch Notary, apostilled, in each case authorizing their respective representatives / the Notary to attend to and execute the Deed of Transfer at Closing;

(ii)          Purchaser shall deliver to the Dutch Notary powers of attorney in form and substance reasonably acceptable to the Dutch Notary, duly executed on behalf of the Netherlands Purchaser and, to the extent required by the Dutch Notary, apostilled, in each case authorizing their respective representatives / the Notary to attend to and execute the Deed of Transfer at Closing; and

(iii)         Purchaser and Seller shall cause the Dutch Notary to execute the Deed of Transfer.

(d)           At or immediately following the Closing, Seller shall deliver (or cause to be delivered) to Purchaser or a Company Entity, to the extent not already in a Company Entity’s possession or control, each of the records of the Business (including original board of director and stockholder minute books, Organizational Documents, stock ledger records (or equivalent, in each case), personnel files for Continuing Employees and Tax records of the Company Entities) of each of the Company Entities in the possession or control of Parent, Seller or their respective subsidiaries, and a copy of the virtual data room maintained in connection with the transactions contemplated by this Agreement.

(e)           At the Closing, Purchaser shall deliver to Seller, in each case, in form and substance reasonably acceptable to Seller:

(i)           the certificate referred to in Section 7.03(c);

(ii)          the Base Purchase Price, as adjusted pursuant to Section 2.03(a), less the Escrow Amount, by wire transfer of immediately available funds to the account or accounts designed by Purchaser (such designation to be made concurrently with the delivery of the estimates contemplated by Section 2.03(a));

(iii)         the Escrow Agreement, duly executed by Purchaser;

(iv)         the Restrictive Covenants Agreement, duly executed by AEC;

(v)          the Trademark License Agreement, duly executed by AEC; and

(vi)         the Transition Services Agreement (Consumer), duly executed by AEC.

(f)            At the Closing, Purchaser shall deliver to the Escrow Agent the Escrow Amount to be held under the terms of the Escrow Agreement.

(g)           At the Closing, Purchaser shall pay, on behalf and at the direction of Seller, the applicable portion of the Closing Company Transaction Costs that are to be paid at the Closing to the applicable third party recipients thereof (other than in respect of payments to employees of the Company Entities, which are the subject matter of Section 2.02(h)).

(h)           If applicable (as shown in the estimates provided pursuant to Section 2.03(a)), Purchaser shall promptly following the Closing, and in any event no later than the first to occur of five (5) Business Days following the Closing and the first regularly scheduled payroll date of the Company Entities, cause the applicable Company Entities to pay to the intended recipients thereof, on behalf of and at the direction of Seller, the portion of the Closing Company Transaction Costs to be paid to employees of the Company Entities in connection with the Closing, in each case less any applicable withholding Taxes and utilizing the applicable Company Entity’s payroll systems.

(i)            All payments made by Purchaser to or at the direction of Seller under this Agreement shall be made without withholding, deduction or set-off against the Purchase Price, except that Taxes may be withheld to the extent required by applicable Law; provided, that if Purchaser believes that it is required to make any Tax withholding required by applicable Law in connection with a payment under this Agreement (other than with respect to any compensatory payment made to an employee of a Company Entity), it shall first provide written notice of such belief, in reasonable detail, to Seller at least five (5) Business Days in advance of the date of payment and the parties will work together reasonably and in good faith to minimize or eliminate, as permitted under applicable Law, the obligation to make such Tax withholding in connection with such payment (by, for example, delivery of FIRPTA, W-8 BEN or similar certificates, as applicable).

(j)            All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings in connection with the Closing shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.03          Adjustment to Purchase Price.

(a)           As soon as practicable prior to the anticipated Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser a statement setting forth (1) Seller’s good faith estimate of Closing Net Working Capital (“Estimated Closing Net Working Capital”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), and Closing Company Transaction Costs (“Estimated Closing Company Transaction Costs”), and (2)(A) wire transfer instructions for Seller and (B) an itemized list of the Estimated Closing Indebtedness and Estimated Closing Company Transaction Costs broken down by Person to whom such amounts are owed and wire instructions for each such Person or Persons, in each case to the extent applicable. Purchaser will be afforded an opportunity to review and comment on such statement, and, if requested by Purchaser, Seller will provide Purchaser reasonable supporting documentation related thereto, and Seller shall reasonably and in good faith consider any changes to such statement proposed by Purchaser. For the purposes of determining the amount to be paid by Purchaser to Seller at the Closing pursuant to Section 2.02(e)(ii), the Base Purchase Price shall (i) if Estimated Closing Net Working Capital is greater than the Target Amount, be increased by the amount of such difference, (ii) if Estimated Closing Net Working Capital is less than the Target Amount, be decreased by the amount of such difference, (iii) be increased by the amount of Estimated Closing Cash, (iv) be decreased by the amount of Estimated Closing Indebtedness, and (v) be decreased by the amount of Estimated Closing Company Transaction Costs.

(b)           Within seventy-five (75) days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs (together, the “Measurement Items”). If

Purchaser fails to deliver the Closing Statement within ten (10) days following receipt of written notice from Seller of the failure to timely deliver the same, Purchaser shall be deemed to have delivered a Closing Statement as of the last day of such ten (10) day period showing Closing Net Working Capital equal to Estimated Net Working Capital, Closing Cash equal to Estimated Closing Cash, Closing Indebtedness equal to Estimated Closing Indebtedness and Closing Company Transaction Costs equal to Estimated Closing Company Transaction Costs.

(c)           Seller shall have a period of sixty (60) days after delivery of the Closing Statement (the “Review Period”) to review Purchaser’s calculations of the Measurement Items set forth in the Closing Statement. During the Review Period, upon reasonable notice and at reasonable times, Purchaser shall cause the Company Entities to provide Seller and its representatives with reasonable access to the books, records, facilities and management personnel of the Company Entities and its accountants that are reasonably related to the calculation of the Measurement Items; provided, that (i) such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser, the Company Entities or the Business and (ii) the Review Period shall be tolled day-for-day for each day that Purchaser fails to provide such reasonable access requested by Seller in writing. If Seller in good faith determines that the calculation of any of the Measurement Items as set forth in the Closing Statement have not been calculated in accordance with the definitions thereof and the other applicable provisions contained in this Agreement or contain mathematical errors, Seller shall, prior to the expiration of the Review Period, deliver to Purchaser a written notice (an “Objection Notice”), setting forth the basis for such disagreement and Seller’s calculation of the Measurement Items, as applicable. Absent the timely delivery of an Objection Notice, the calculation of the Measurement Items as set forth in the Closing Statement delivered by Purchaser shall be binding and conclusive upon, and deemed accepted by, Seller.

(d)           If Seller delivers an Objection Notice in a timely manner, Purchaser and Seller shall work together in good faith to resolve the objections set forth therein. If Purchaser and Seller are unable to resolve all of such objections within thirty (30) days following delivery of the Objection Notice (or such longer period as the parties may agree in writing), then the parties shall refer their remaining differences to BDO LLP (the “Independent Accountants”) for binding resolution. Purchaser and Seller shall each respectively submit to the Independent Accountants in writing their positions on any matter set forth in the Objection Notice that they have not been able to resolve, together with any supporting documents which they deem relevant to the resolution of such matters. The Independent Accountants shall act as an arbitrator to determine any disputed portions of the Measurement Items based solely on the provisions of this Agreement and the submissions of Purchaser and Seller, and shall not conduct an independent review of the Company Entities’ financial statements. In no event may the Independent Accountants determine that (i) Closing Net Working Capital or Closing Cash is less than, or that Closing Indebtedness or Closing Company Transaction Costs are greater than, the respective amounts set forth in the Closing Statement delivered by Purchaser (or deemed so delivered) or (ii) that Closing Net Working Capital or Closing Cash is greater than, or that Closing Indebtedness or Closing Company Transaction Costs are less than, the respective amounts set forth in the Objection Notice delivered by Seller, in each case as applicable. Purchaser and Seller shall make readily available to the Independent Accountants all relevant books and records and any work papers (including those of the parties’ respective accountants to the extent such accountants so permit) relating to the calculation of the Measurement Items, as applicable, and all other items reasonably requested by the Independent Accountants. No discovery will be conducted and no arbitration hearing will be held. The fees and expenses of the Independent Accountants pursuant to this Section 2.03(d) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party. (For example, if Seller claims the Closing Net Working Capital is $1,000 greater than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Seller, and if the Independent Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.)

(e)           Any payments required to be made pursuant to this Section 2.03 shall (i) be made by wire transfer of immediately available funds within five (5) Business Days after the final determination of the applicable calculation and (ii) be deemed adjustments to the Base Purchase Price for all purposes. As used in this Section 2.03, the phrase “as finally determined” means as finally determined pursuant to this Section 2.03, whether by agreement of Purchaser and Seller, failure of Seller to deliver a timely Objection Notice or by decision of the Independent Accountants.

(i)           If Closing Net Working Capital as finally determined is greater than Estimated Closing Net Working Capital, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Net Working Capital is less than Estimated Closing Net Working Capital, then Parent shall cause Seller to, and Seller shall, pay (or cause to be paid) to Purchaser the amount of such difference.

(ii)          If Closing Cash as finally determined is greater than Estimated Closing Cash, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Cash is less than Estimated Closing Cash, then Parent shall cause Seller to, and Seller shall, pay (or cause to be paid) to Purchaser the amount of such difference.

(iii)         If Closing Indebtedness as finally determined is less than Estimated Closing Indebtedness (i.e., a smaller liability), then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Indebtedness is greater than Estimated Closing Indebtedness (i.e., a larger liability), then Parent shall cause Seller to, and Seller shall, pay (or cause to be paid) to Purchaser the amount of such difference.

(iv)         If Closing Company Transaction Costs as finally determined are less than Estimated Closing Company Transaction Costs, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Company Transaction Costs are greater than Estimated Closing Company Transaction Costs, then Parent shall cause Seller to, and Seller shall, pay (or cause to be paid) to Purchaser the amount of such difference.

(f)            Any amounts due by Seller on the one hand, and Purchaser, on the other hand, pursuant to Section 2.03(e) may be netted against each other.

Section 2.04          CMSA Equipment Adjustment. Within five (5) Business Days after the payment made by AEC (or its Affiliate) to AIL (or its Affiliate) upon expiration or termination of the Contract Manufacturing Agreement (Turn-Key) for the manufacturing and other line equipment acquired by AEC (or its Affiliate) under the Contract Manufacturing Agreement (Turn-Key), Purchaser shall deliver to Seller a written notice setting forth the amount of such payment and the components thereof, together with a statement of the costs of packing and transportation of such equipment, in format similar to Section 4.24(b) of the Disclosure Schedule (such notice, the “CMSA Notice”). In the event that (a) the amount of such payment for such equipment, plus one-half (50%) of the amount of such costs of packing and transportation (the result of such calculation being the “Actual CMSA Payment”), exceeds the CMSA Equipment Value, then within five (5) Business Days after receipt of the CMSA Notice, Seller shall pay, or cause to be paid, to Purchaser, by wire transfer of immediately available funds, an amount equal to such excess, or (b) the CMSA Equipment Value exceeds the Actual CMSA Payment, then within five (5) Business Days after delivery of the CMSA Notice, Purchaser shall pay, or cause to be paid, to Seller, by wire transfer of immediately available funds, an amount equal to such excess.

Section 2.05           Post-Closing Earn-Out Payment.

(a)           As used in this Section 2.05:

(i)           “Earn-Out Consideration” means, at the election of Purchaser made at the time of delivery of the Earn-Out Statement (as defined below), either (a) cash in U.S. dollars in readily available funds, or (b) if Purchaser then has its shares of common stock listed on the Nasdaq Global Select Market, unregistered shares of Purchaser Common Stock, with each share to be valued (for purposes of satisfying the Earn-Out Consideration) at the volume-weighted average daily price of the shares of Purchaser Common Stock, as traded on the Nasdaq Global Select Market and reported on Bloomberg, measured over the ten (10) trading-day period of such shares of Purchaser Common Stock immediately preceding and ended December 30, 2019, in either case in an amount calculated in accordance with Section 2.05(c) and Section 2.05(d).

(ii)          “Earn-Out Determination Date” shall be the earlier of the following: (i) the date on which Purchaser receives the Earn-Out Acceptance Notice from Seller, (ii) the date of documentation of the mutual agreement of Purchaser and Seller on the Earn-Out Statement and the Earn-Out Consideration, (iii) the thirty-first (31st) day following delivery of the Earn-Out Statement to Seller if no Earn-Out Acceptance Notice or Earn-Out Dispute Notice is timely delivered to Purchaser, or (iv) the date on which the Independent Accountants (if applicable) determine the last remaining disputed items in respect of the Earn-Out Statement and the Earn-Out Consideration.

(iii)         “Gross Revenue” means the “Net Sales” of the Company Entities determined in accordance with GAAP consistently applied, utilizing the historical (i.e., pre-Closing) accounting methods, policies, practices and methodologies of the Company Entities to the extent not inconsistent with GAAP, and exclusive of any “Net Sales” of the Company Entities (A) recorded other than in accordance with GAAP or (B) generated other than in the ordinary course of business consistent with past practice of the Company Entities.

(iv)         “Revenue Target” means $59,600,000.

(v)          “Second Half 2019 Revenue” means Gross Revenue for the period beginning on July 1, 2019 and ending on December 31, 2019.

(b)           Purchaser shall deliver to Seller, no later than February 29, 2020, a statement (the “Earn-Out Statement”) setting forth in reasonable detail Purchaser’s good-faith calculation of the Second Half 2019 Revenue, together with accompanying information reasonably supporting such calculation (including copies of the regularly prepared financial statements on which such calculations are based), and the calculation of the Earn-Out Consideration, if any, owing pursuant to Section 2.05(c), as may be adjusted pursuant to Section 2.05(d), in respect thereof. During the thirty (30) day period following delivery of the Earn-Out Statement to Seller, Purchaser shall promptly provide Seller with reasonable access to books and records and personnel of Purchaser and the Company Entities that are reasonably related to the calculation of Second Half 2019 Revenue (provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser, the Company Entities or the Business) to enable Seller to evaluate the accuracy of the Earn-Out Statement. If Seller desires to agree with the Earn-Out Statement, the components thereof, and the calculation of the Earn-Out Consideration set forth therein, Seller may deliver to Purchaser a written notice of acceptance of the same at any time (an “Earn-Out Acceptance Notice”). If Seller disagrees with the Earn-Out Statement, any of the components thereof, or the calculation of the Earn-Out Consideration set forth therein, then Seller shall notify Purchaser in writing of such disagreement (the “Earn-Out Dispute Notice”) within thirty (30) days after delivery of the Earn-Out Statement, which Earn-Out Dispute Notice shall describe the nature of any such disagreement in reasonable detail (to the extent then known). If no Earn-Out Acceptance Notice or Earn-Out Dispute Notice is timely delivered, then Seller shall be deemed to have accepted the Earn-Out Statement, the components thereof, and the calculation of the Earn-Out Consideration set forth therein, as of the expiration of such thirty (30) day period. If Seller timely delivers an Earn-Out Dispute Notice, then Purchaser and Seller will work together in good faith to resolve such dispute for a period of thirty (30) days (or such longer period as they may agree in writing). To the extent that such discussions result in any revisions to Earn-Out Consideration or the Earn-Out Statement, the Parties shall document such revisions in writing, and for the purposes of this Agreement, the Earn-Out Consideration or the Earn-Out Statement, as applicable, shall be as so revised. If Purchaser and Seller are unable to resolve all disagreements properly identified by Seller pursuant to this Section 2.05(b) within thirty (30) days after delivery to Purchaser of the Earn-Out Dispute Notice (or such longer period as they may agree in writing), then the remaining disagreements shall be submitted to the Independent Accountants for resolution pursuant to the provisions of Section 2.03(d).

(c)           If Second Half 2019 Revenue is equal to or less than $53,640,000, then no Earn-Out Consideration shall be due or payable under this Agreement. If Second Half 2019 Revenue is greater than $53,640,000, then, as additional consideration for the Shares, Purchaser shall deliver to Seller within five (5) Business Days following the Earn-Out Determination Date the Earn-Out Consideration in an amount equal to:

(i)           $2,000,000.00 for each one percent (1%) by which Second Half 2019 Revenue is greater than 90% of the Revenue Target (or $53,640,000), up to 95% of the Revenue Target (or $56,620,000), with a pro rata portion of such $2,000,000 to be delivered in respect of partial percentage increments attained, up to a maximum of $10,000,000 of Earn-Out Consideration (for example, if 94.5% of the Revenue Target is achieved, then $9,000,000 of Earn-Out Consideration will be delivered); plus

(ii)          $0.10 for each dollar by which Second Half 2019 Revenue is greater than the Revenue Target (for example, if Second Half 2019 Revenue is $60,600,000, then $100,000 of Earn-Out Consideration (in addition to Earn-Out Consideration to be delivered pursuant to Section 2.05(c)(i)) will be delivered).

(d)           In the event that the Closing does not occur on or before July 15, 2019, then the amount of Earn-Out Consideration calculated pursuant to Section 2.05(c) shall be reduced to an amount equal to the product of (A) the amount of Earn-Out Consideration calculated pursuant to Section 2.05(c), multiplied by (B) a fraction, the numerator of which is the number of calendar days from the Closing Date through December 31, 2019, and the denominator of which is 184; provided that the target date of July 15, 2019 as used hereinabove shall be extended day-for-day to the extent of any period of time during which (i) there is a breach or inaccuracy in any of the representations and warranties of Purchaser set forth in this Agreement and such breach or inaccuracy would result in the failure of the condition precedent set forth in Section 7.03(a) to be satisfied, (ii) Purchaser shall have failed to perform in any material respect any material obligation under this Agreement required to be performed by Purchaser prior to the Closing and such failure would result in the failure of the condition precedent set forth in Section 7.03(b) to be satisfied, or (iii) such delay was caused in whole or in material part due to a required notice to or filing with a Governmental Entity under applicable competition, antitrust or merger control laws as a result of Purchaser or any of its Affiliates entering into, or consummating, an agreement to acquire any assets, business or equity.

(e)           During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller shall, and shall cause the Company Entities to:

(i)           operate the business of the Company Entities in the ordinary course of business consistent with past practice and in a manner reasonably designed and determined, in the reasonable business judgment of the acting parties, to generate Gross Revenue in a manner recordable under GAAP and consistent with past practices; and

(ii)          not make any change in the accounting principles, methods, practices or policies applied in the preparation of the financial statements of the Company Entities, unless such change is required by GAAP or by applicable Law.

(f)            Purchaser acknowledges that the possibility of receiving the Earn-Out Consideration is a material inducement for Seller to enter into this Agreement. If, after the Closing Date and continuing through December 31, 2019, Purchaser does any of the following, then to the extent that the result of such action is reasonably determined to negatively affect Second Half 2019 Revenue, such effect shall be disregarded (i.e., excluded from or added back to Second Half 2019 Revenue) in the calculation of Second Half 2019 Revenue and the determination of the Earn-Out Consideration:

(i)           fail to operate the business of the Company Entities in the ordinary course of business consistent with past practice and in a manner reasonably designed and determined, in the reasonable business judgment of the acting parties, to generate Gross Revenue in a manner recordable under GAAP and consistent with past practices (taking into account the carve-out nature of the transactions contemplated by this Agreement and the performance of the Contract Manufacturing Agreement (Turn-Key), the Transition Services Agreement (Computing), the Transition Services Agreement (Consumer) and the transactions contemplated thereby); provided, however, that nothing in this clause (i) (or this subsection (f) generally) shall apply to any modifications of employment terms (including compensation) with respect to the Continuing Employees;

(ii)          make any change in the accounting principles, methods, practices or policies used to calculate Gross Revenue, unless such change is required by GAAP or by applicable Law;

(iii)         fail to operate Purchaser and the Company Entities in such a manner as to permit the identification and reporting of Gross Revenues of the Company Entities separate from the other businesses of Purchaser to the extent required to support the Company Entities’ financial statements for calendar year 2019;

(iv)         cause (x) any Company Entity to dissolve, wind up, liquidate, or discontinue its operations or (y) cause any Company Entity to sell, transfer or dispose of all or any material part of its assets, including any Intellectual Property, other than in the ordinary course of business, including to any Affiliate (other than another Company Entity);

(v)          (x) delay the timing of recognition of any revenue of the Company Entities, or (y) take any action the primary purpose of which is to divert revenue from a Company Entity to Purchaser or an Affiliate (other than a Company Entity) or to decrease or avoid the maximum Earn-Out Consideration;

(vi)         sell any products of the Business through any Affiliate (other than a Company Entity), unless such Affiliate acquires such products from a Company Entity at arms’-length pricing;

(vii)        relocate any facilities of any Company Entity in a manner that would reasonably be expected to interfere with the operations of the Company Entities and their ability to generate Gross Revenue, or relocate any employee of a Company Entity to a division or business outside of a Company Entity’s business; provided, however, that following the Closing, nothing in this Section 2.05(f) shall be deemed to require an adjustment to the Earn-Out Consideration for the movement of employees and equipment as contemplated by the Contract Manufacturing Agreement (Turn-Key), the Transition Services Agreement (Computing), or the Transition Services Agreement (Consumer); or

(viii)       develop or introduce to the market and sell through Purchaser or any of its Affiliates other than a Company Entity any product that is directly competitive with the products of the Business.

(g)           In the event that Purchaser elects to pay the Earn-Out Consideration in shares of Purchaser Common Stock, then Purchaser shall use its reasonable best efforts to (i) cause a registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission on or before the forty-fifth (45th) day following the Earn-Out Determination Date with respect to the resale by Seller of the shares of Purchaser Common Stock issued to Seller as Earn-Out Consideration and (ii) cause such registration statement to become effective and to remain effective until the first to occur of (A) such time that all such shares have been sold by Seller and (B) the first anniversary of the date of such effectiveness.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller hereby make the following representations and warranties as of the date of this Agreement and as of the Closing Date.

Section 3.01          Organization. Each of Parent and Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority and any necessary governmental authorization to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.02          Authority; Execution and Delivery; Enforceability. Each of Parent and Seller has the requisite limited liability company power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Seller of this Agreement and the consummation by each of Parent and Seller of the transactions contemplated hereby have been duly authorized by each of Parent and Seller. Each of Parent and Seller has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity. The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in the Shares.

Section 3.03          No Conflicts. The execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or infringement of or otherwise violate the Organizational Documents of Parent or Seller, (ii) constitute a breach of or otherwise violate any Law, Order, Permit or judgment, (iii) conflict with, result in a loss of rights under, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any material contract, agreement, instrument, permit, concession, franchise or license to which Parent or Seller is a party or by which Parent’s or Seller’s assets or properties are bound, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Company Entity or the Shares, except in each case for any such conflict, breach or default that (x) arises as a result of any facts or circumstances related to Purchaser or any of its Affiliates (but excluding the fact that the Company Entities are being sold to a Person who is not an Affiliate of

Seller) or (y) would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of Parent or Seller to consummate the transactions contemplated by this Agreement.

Section 3.04          Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity is required on the part of Parent or Seller in connection with the execution, delivery and performance of this Agreement by Parent or Seller or the consummation by Parent or Seller of the transactions contemplated hereby, in each case in any material respect, except for (i) any filings required to be made under applicable antitrust Laws, (ii) such filings as may be required by any federal or state securities Law, or (iii) such matters arising out of or relating to facts or circumstances related to Purchaser or any of its Affiliates (but excluding the fact that the Company Entities are being sold to a Person who is not an Affiliate of Seller).

Section 3.05          Ownership of the Shares. AET is the sole record and beneficial owner of, and has good and valuable title to, the Shares of AEC, and AETHK is the sole legal and beneficial owner of, and has good and valuable title to, the Shares of EC Netherlands. At the Closing (i) Purchaser will acquire good and valuable title to the Shares free and clear of all Liens, and (ii) Seller, AET and AETHK will not be, as of the Closing, a party to any agreements, understandings, calls or warrants with respect to the voting or transfer of any of the Shares (other than this Agreement).

Section 3.06          Litigation. To the actual knowledge of Parent and Seller, there are no Proceedings pending or threatened against Parent or Seller that would reasonably be expected to impair or delay Parent’s or Seller’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor Seller is subject to any Order that, individually or in the aggregate, would reasonably be expected to impair or delay their ability to consummate the transactions contemplated by this Agreement.

Section 3.07          Nature of Investment. To the extent that any Earn-Out Consideration owed pursuant to Section 2.05 will be paid in shares of Purchaser Common Stock, Seller will be acquiring the shares of Purchaser Common Stock for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Seller understands that the shares of Purchaser Common Stock are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.

Section 3.08          Brokers. None of Parent, Seller nor any of their respective Affiliates are a party to any agreement that would require Purchaser or a Company Entity to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement other than any such fee or commission that will be paid by a Company Entity at or prior to the Closing.

Section 3.09         Exclusivity of Representations and Warranties. Parent and Seller make no representations or warranties of any kind or nature whatsoever, oral or written, express or implied, relating to Parent or Seller except as expressly set forth in this Article III, and each of Parent and Seller hereby expressly disclaims any such other representations or warranties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Seller and Parent make the following representations and warranties concerning the Company Entities as of the date of this Agreement and as of the Closing Date. Each disclosure set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and qualifies, supplements, informs or constitutes an exception, as applicable, thereto, and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent on its face from the disclosure made. The fact that any item of information is disclosed in any section of the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement and such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.

Section 4.01          Organization and Qualification; Directors and Officers. AEC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin, and EC Netherlands is a company with limited liability duly organized and validly existing under the Laws of the Netherlands. Each Company Entity has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, and each Company Entity (to the extent applicable thereto) is duly qualified as a foreign corporation or other form of business entity to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not be material. Section 4.01 of the Disclosure Schedule sets forth a correct and complete list of (a) each jurisdiction in which AEC is licensed or qualified to do business and (b) the directors, managers, officers or their foreign equivalent of each Company Entity.

Section 4.02          Authority; Execution and Delivery; Enforceability. AEC has the requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by AEC of this Agreement and the consummation by AEC of the transactions contemplated hereby have been duly authorized by AEC. AEC has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of AEC, enforceable against AEC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

Section 4.03          No Conflicts. The execution, delivery and performance of this Agreement by AEC does not, and the consummation by AEC of the transactions contemplated hereby will not

(i) constitute a material breach or infringement of or otherwise violate in any material respect any Law, Order, Permit or judgment applicable to any Company Entity or by which any Company Entity’s property is bound or subject, (ii) constitute a breach of or otherwise violate the Organizational Documents of any Company Entity, (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Contract, in each case in any material respect, or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, upon any asset of any Company Entity.

Section 4.04          Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity, or any other Person in respect of any Material Contract, is required on the part of any Company Entity in connection with the execution, delivery and performance of this Agreement by the Company Entities or the consummation by the Company Entities of the transactions contemplated hereby, except for (i) any filings required to be made under applicable antitrust Laws, (ii) such filings as may be required by any federal or state securities Law, or (iii) such matters arising out of or relating to facts or circumstances related to Purchaser or any of its Affiliates (but excluding the fact that the Company Entities are being sold to a Person who is not an Affiliate of Seller).

Section 4.05          Capitalization of the Company Entities.

(a)           The authorized capital stock or share capital of each Company Entity, the issued and outstanding shares thereof, and the holders of such issued and outstanding shares, are set forth on Section 4.05(a) of the Disclosure Schedule. The Shares are, to the extent such concepts are applicable, validly issued, fully paid and nonassessable, and are owned by AET or AETHK, as applicable, free and clear of any Liens that will survive the Closing.

(b)           Neither of the Company Entities owns, directly or indirectly, any securities or other ownership interests in any Person.

(c)           There are no preemptive rights, phantom stock rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating any Company Entity to issue, deliver, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in any Company Entity. There are no bonds, debentures, notes or other indebtedness of any Company Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any Company Entity may vote. There are no stockholders agreements, voting trusts or other agreements (including sub-participations and silent partnerships) to which any Company Entity is a party or by which any Company Entity is bound (i) relating to the voting, registration or disposition of any shares of the capital stock or other equity interests of such Company Entity, (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or other governing body of such Company Entity, or (iii) conferring or transferring profits in any Company Entity to any third party. As of the Closing, there are no declared or accrued but unpaid dividends with respect to the Shares or any shares of capital stock of or other equity interests in any Company Entity.

Section 4.06           Financial Statements.

(a)           Section 4.06 of the Disclosure Schedule sets forth (i) (A) the unaudited consolidated balance sheet of the Company Entities solely in respect of the Business as at December 31, 2017, December 31, 2018 and May 31, 2019, and (B) the unaudited consolidated statements of income of the Company Entities in respect of the Business for each of the twelve-month period or five-month period then ended, as applicable ((i)(A) and (i)(B) together, the “Business Financial Statements”), and (ii) (A) the audited consolidated balance sheets of AET as at December 31, 2017 and December 31, 2018, and (B) the audited consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows of AET for each of the twelve-month periods then ended ((ii)(A) and (ii)(B) together, the “Historical Audited Financial Statements”). The Business Financial Statements were prepared from the books and records of the Company Entities in accordance with GAAP as modified by the carve-out methodologies and principles set forth on Section 4.06 of the Disclosure Schedule, and fairly present in all material respects the consolidated financial position and results of operations of the Company Entities in respect of the Business as at the respective dates thereof and for the periods presented therein; provided, however, that they do not include footnotes and are subject to normal year-end and audit adjustments (which are not material in the aggregate). The Business Financial Statements and the Historical Audited Financial Statements were prepared from the books and records of the Company Entities in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations of the Company Entities as at the respective dates thereof and for the periods presented therein. No Company Entity is, or has in the past three (3) years been, a party to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).

(b)           The consolidated financial reporting group of which the Company Entities are a part, taken together, maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made in accordance with appropriate authorizations, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets.

(c)           Subject to the reserves or allowances reflected in the Business Financial Statements (or booked thereafter), as of the Closing Date, (i) all of the accounts payable and notes payable of the Company Entities in respect of the Business arose in bona fide arm’s length transactions in the ordinary course of business, and (ii) all of the accounts receivable of the Company Entities in respect of the Business are valid and enforceable claims arising from bona fide arm’s length transactions in the ordinary course of business, and are not subject to any pending, or, to the Knowledge of Seller, threatened, material dispute, set-off or counterclaim. None of the Company Entities have canceled, or agreed to cancel, in whole or in part, any accounts receivable of the Company Entities reflected on, or created since the date of, the Business Financial Statements, except in the ordinary course of business.

(d)           Subject to the reserves or allowances reflected in the Business Financial Statements (or booked thereafter), as of the Closing Date, all inventory of the Company Entities (in respect of the Business) reflected on the face of the Business Financial Statements (or thereafter acquired) consists of items of a usable quality and, with respect to finished goods, saleable, in the ordinary course of business, except for slow-moving or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. Such quantities of inventory of the Company Entities (whether raw materials, intermediary goods, work-in-process, finished goods or in-transit inventory) are sufficient for the operations of the Business in the ordinary course of business.

(e)           Within the previous twelve (12) months, the Company Entities and the Business (i) have sold products only in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions), (ii) have not engaged in any practice (such as “channel stuffing”) with the intent or effect of increasing sales of products outside of the ordinary course of business or in anticipation of entering into this Agreement or any similar transactions, (iii) have not engaged in any practice with the intent or effect of deferring Gross Revenue from periods prior to Closing to the period between July 1, 2019 and December 31, 2019, and (iv) have not agreed to any rights of return or similar arrangements with respect to its products outside of the ordinary course of business.

Section 4.07          No Material Undisclosed Liabilities. The Company Entities do not have any Liabilities that are material, except for (a) Liabilities reflected or reserved against or allowed for in the balance sheet included in the Business Financial Statements (including in the notes thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which relates to breach of Contract or Permit), and (c) executory obligations under Contracts to which a Company Entity is a party or by which it is bound (i) disclosed in Section 4.16 of the Disclosure Schedule, (ii) not required to be disclosed in Section 4.16 of the Disclosure Schedule that were entered into in the ordinary course of business, consistent with past practice, or (iii) otherwise expressly referenced in this Agreement.

Section 4.08          Absence of Certain Changes or Events. Since January 1, 2019 through the date of this Agreement, and except as contemplated by this Agreement, (i) the Company Entities have operated the Business in the ordinary course, consistent with past practice, (ii) there has not been any Material Adverse Effect, and (iii) none of the Company Entities have taken any action that, if taken after the date of this Agreement without Purchaser’s consent, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09          Litigation. Section 4.09 of the Disclosure Schedule sets forth a list of (a) the Proceedings (i) that are currently, or at any time within the previous three (3) years were, pending, and (ii) to the Knowledge of Seller, that are threatened, in each case against the Company Entities or affecting any of the Company Entities properties or assets (or to the Knowledge of Seller against or affecting any of the officers, directors or employees of the Company Entities with respect to the Company Entities’ business) before any Governmental Entity, and (b) any Proceedings by a Company Entity currently, or that at any time within the previous three (3) years were, pending against a third party before any Governmental Entity. To the Knowledge of Seller, the Company Entities and their properties are not subject to any Orders.

Section 4.10          Employee Benefit Plans.

(a)           Section 4.10(a) of the Disclosure Schedule sets forth a correct and complete list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), all material employment, consulting, change in control, bonus, incentive, stock option, stock purchase, equity incentive, stock purchase, profit sharing, retirement, disability, insurance, incentive, deferred compensation, severance, welfare, retirement, post-employment welfare, or vacation plans, programs, agreements or arrangements, and all other material employee benefit plans, programs, agreements or arrangements maintained, sponsored, contributed to or required to be contributed to by any Company Entity with respect to which any Company Entity has any Liability, or any such plan, program, agreement or arrangements sponsored or maintained by any ERISA Affiliate of the Company Entities in or to which one or more employees of any Company Entity participates or is a party (in each case other than ordinary course employment offer letters that are terminable by the employer at-will, without payment or notice period, and in each case other than benefits provided by applicable Law) (together, the “Employee Plans,” with such Section 4.10(a) of the Disclosure Schedule to indicate those Employee Plans sponsored or maintained directly by the Company Entities, which plans shall be known as the “Company Employee Plans”). With respect to each Employee Plan, each Company Entity has delivered or made available to Purchaser true and complete copies of all of the following, as applicable (i) the current plan document and any amendments thereto, (ii) the current trust or other funding instruments and any amendments thereto, (iii) the current summary plan description and summaries of material modifications thereto, (iv) the three (3) most recent Forms 5500, including all schedules and financial statements attached thereto, (v) with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, the most recent Internal Revenue Service determination letter or, in the case of a preapproved plan, the most recent opinion or advisory letter with respect to the underlying preapproved plan, as well as nondiscrimination tests required under the Code for the three (3) most recent plan years, (vi) the three (3) most recent annual actuarial valuations, if any, (vii) all material correspondence to or from any Governmental Entity received in the last three (3) years, (viii) all administration services agreements for each Company Employee Plan, if any, (ix) all group annuity contracts and group insurance contracts, and (x) for any such Employee Plan not in writing, a written description of the material terms of such plan. Section 4.10(a) of the Disclosure Schedule separately identifies Employee Plans that are in respect of employees not resident in the United States (the “Foreign Benefit Plans”).

(b)           No plan currently or since January 1, 2014 maintained, sponsored, contributed to or required to be contributed to by Seller, either of the Company Entities, any of their respective subsidiaries, or any of their current or former respective ERISA Affiliates is or was at such time (i) a “multiemployer plan” as defined in Section 3(37) of ERISA subject to Title IV of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, or (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. No Employee Plan is or since January 1, 2014 was maintained in connection with any trust described in Section 501(c)(9) of the Code.

(c)           No Company Entity or any of their respective directors, officers, employees or, to the Knowledge of Seller, agents, has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, since January 1, 2014 which would reasonably be expected to result in the imposition on any Company Entity of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(d)           All Company Employee Plans and, except as would not result in a material Liability to any Company Entity, all other Employee Plans have been funded, administered and maintained, in form and operation, in compliance with their terms in all material respects and in all material respects with applicable requirements prescribed by all Laws, including, but not limited to, ERISA and the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either has received a favorable determination or prototype opinion letter from the Internal Revenue Service to such effect and, to the Knowledge of Seller, no events have occurred that would reasonably be expected to result in the revocation of such qualified status by the Internal Revenue Service.

(e)           All contributions or payments required to be made or accrued by either Company Entity before the Closing Date under the terms of any Employee Plan or Law applicable to such Employee Plan will have been made or accrued by the Closing Date in all material respects. No Company Entity has incurred nor currently reasonably expects to incur any liability with respect to any Employee Plan subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA.

(f)            No Company Entity has any current obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law. There do not exist any pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Company Employee Plan or, except as would not result in any Liability to any Company Entity, any other Employee Plan.

(g)           Except as would not result in material Liability to any Company Entity, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Plan, or (iii) trigger any obligation of either Company Entity to fund any Employee Plan.

(h)           None of the Company Entities is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, federal or foreign Laws) as a result solely of the transactions contemplated by this Agreement.

(i)            Each Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and under which either of the Company Entities has any Liability, and each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any of the Company Entities is a party currently complies with and has been maintained in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder in all material respects. None of the Company Entities has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or Section 4999 of the Code.

(j)            The Company Entities have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in Part 6 of Subtitle B of Title I ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(k)           Except for the Foreign Benefit Plans identified on Section 4.10(a) of the Disclosure Schedule, no Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States. With respect to any Foreign Benefit Plans and without limiting the representations set forth above in this Section 4.10, except as would not result in any material Liability to any Company Entity, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, and (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established in the Business Financial Statements.

Section 4.11          Employees and Labor Relations.

(a)           Section 4.11(a) of the Disclosure Schedule accurately sets forth all current employees of the Company Entities as of June 28, 2019, and for each such employee, his or her: (i) primary office or work location; (ii) job position; (iii) classification as full-time, part-time or seasonal; (iv) classification as exempt or non-exempt under applicable state and federal overtime Laws; (v) hourly rate of compensation or base salary (as applicable); (vi) vacation accrual rate; (vii) target incentive compensation for 2019 (commission and/or bonus, as applicable) and the incentive compensation plan(s) in which each employee participates; (viii) accrued but unused vacation as of the date of this Agreement; (ix) standard number of hours of work per week (for non-exempt and part-time employees); (x) visa type, if any; (xi) commencement date of employment with the Company Entities; and (xii) the Company Entity that employs such employee. The Company Entities have properly classified all employees regarding overtime compensation, meal periods, rest breaks and minimum wage requirements, and all independent contractors as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other Laws. The employee liability information required by Regulation 11 of TUPE that is delivered by the relevant Affiliate of Seller to the relevant Affiliate of Purchaser pursuant to Section 6.05(a) is complete and accurate as of the date of this Agreement.

(b)           Section 4.11(b) of the Disclosure Schedule accurately lists all independent contractors of the Company Entities reasonably expected to receive 2019 annual compensation in excess of $50,000. The Company Entities are in compliance with all applicable Laws relating to the engagement of all independent contractors and leased employees.

(c)           Each Company Entity is in compliance, and has in the past three (3) years been in compliance, in all material respects with all applicable Laws relating to employment of labor and employment practices, including terms and conditions of employment, wages, hours, occupational safety and health, equal opportunity, fair labor standards, nondiscrimination, workers compensation and collective bargaining. No Company Entity is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union. No union organizing activities are pending, or, to the Knowledge of Seller, threatened, and no such activities have occurred within the past three (3) years. There is no labor slowdown, stoppage, strike, lockout, or other material labor dispute pending, or, to the Knowledge of Seller, threatened against or affecting any Company Entity, and no such labor slowdown, stoppage, strike, lockout, or other material labor dispute has occurred within the past three (3) years. Within the three (3) months prior to the Closing Date, no Company Entity has implemented any plant closing or employee layoffs that required any advance notice under the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company Entities.

(d)           To the Knowledge of Seller, as of the date of this Agreement there is no officer or employee that is material to the Business, or material group of employees or Contingent Workers of any of the Company Entities, who has or have indicated an intention to terminate his, her or their employment with any Company Entity. To the Knowledge of Seller, the employment of any employee or engagement of any consultant by any of the Company Entities does not subject such entity to any Liability to any third party.

Section 4.12          Compliance with Law; Environmental Matters.

(a)           Each Company Entity conducts, and has in the past five (5) years conducted, its business in compliance in all material respects with all applicable Laws and holds all material Permits required to be held in order to conduct its respective business. No Company Entity has in the past five (5) years received any written notice from any Governmental Entity that such Company Entity is not in compliance with any such Law or with the terms of any such Permit. No Company Entity or, to the Knowledge of Seller, any director, officer, agent, employee or other Person acting for or on behalf of a Company Entity is or has been in the past five (5) years in violation in all material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption Laws applicable to the Company Entities. Each Company Entity maintains a system of internal accounting controls and compliance policies and procedures designed to facilitate and maintain compliance with anti-bribery, anti-corruption, Import Laws, and Export Laws. Without limiting the generality of the foregoing, the Company Entities are and have been in the past five (5) years in compliance in all material respects with all applicable Laws concerning (i) the ethical conduct of international business activities, (ii) the importation of merchandise as well as antidumping and countervailing duties, including but not limited to those administered by the U.S. Customs and Border Protection (collectively, “Import Laws”), and (iii) the exportation, re-exportation, or re-transfer of goods, services, technology, technical data, materials, software, and other items and with all U.S. trade sanctions and embargo Laws (collectively, “Export Laws”), including but not limited to the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations, and the sanctions and embargoes administered by the Office of Foreign Assets Control (“OFAC”). No Company Entity is, or is required by applicable Law to be, registered with ITAR.

(b)           Without limiting the generality of the foregoing, (i) each Company Entity has during the past three (3) years complied with, and is in compliance with, in all material respects, all applicable Environmental Laws and no Company Entity has received any unresolved written notice or claim from any Governmental Entity or any other Person alleging that any

Company Entity is not in compliance with any Environmental Law or that any Company Entity has any current and continuing obligation or potential material Liability, including for response, cleanup or remediation activities or the costs thereof, pursuant to any Environmental Law; (ii) each Company Entity has obtained, has for the past three (3) years complied with and is in compliance with, in all material respects, all Permits that are required under any Environmental Laws for the lawful operations of its business; (iii) there are no Liens of any kind on any real property of any Company Entity arising out of or related to any Environmental Laws; (iv) none of the Company Entities (nor any Person whose Liability any Company Entity has assumed, undertaken or become subject to) has in the past three (3) years, with respect to the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated the Business or any property or facility contaminated by any such substance or Hazardous Substance, or waived any Liability of another Person, in such a manner as to give rise to any material current or future Liabilities under Environmental Laws; (v) none of the Company Entities has in the past three (3) years, with respect to the Business, manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Substances in a manner that fails to comply with or otherwise gives rise to material Liability under Environmental Laws or customer Contract terms; (vi) to the Knowledge of Seller there are no facts or circumstances regarding the assets, business or operations of any Company Entity that, individually or in the aggregate, would reasonably be expected to form the basis of any material claim made pursuant to Environmental Law against the Company Entity; (vii) no Company Entity has entered into or agreed to any court or administrative decree or order, or any injunction or judgment, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law with respect to which any material Liabilities remain outstanding; and (viii) Seller has furnished to Purchaser copies of all material environmental audits, reports and other similar documents bearing on Liabilities under or compliance with Environmental Laws, in each case relating to any Company Entity’s currently or formerly owned or operated properties, facilities, Business or operations that are in any of their respective possession or reasonable control.

Section 4.13          Taxes.

(a)           (i) All Tax Returns required to be filed by or with respect to each Company Entity or its operations or assets have been timely filed with the appropriate Governmental Entity, and such Tax Returns are true, correct and complete in all material respects and (ii) all Taxes of or with respect to the Company Entities (whether or not shown to be due on such Tax Returns, and including without limitation all Taxes required to be paid on an estimated or installment basis) have been timely paid, and all Taxes required to be withheld by or with respect to any Company Entity or its operations or assets have been timely withheld and paid to the appropriate taxing authority in the manner provided by Law.

(b)           There are no outstanding deficiencies or assessments asserted or proposed against or with respect to any Company Entity or its operations or assets that have not been finally settled or paid in full.

(c)           There is no current or proposed action, suit, audit, investigation, or judicial or administrative proceeding concerning Taxes of or with respect to any Company Entity or its operations or assets, and none of the Company Entities has received notice from any Governmental Entity of an intention to open any such matter.

(d)           There are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against or with respect to any Company Entity.

(e)           None of the Company Entities has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed other than ordinary course income Tax filing extensions unilaterally elected by a Company Entity in compliance with applicable Law.

(f)            There are no liens for Taxes on any of the assets of the Company Entities (other than liens arising in the ordinary course for Taxes that are not yet delinquent or that are otherwise Permitted Liens).

(g)           There are no outstanding claims by a taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction, and no such claims have been made since January 1, 2014.

(h)           Each Company Entity has complied in all material respects with all laws relating to Taxes, including all rules and regulations relating to transfer pricing, transactions with related parties, the withholding of Taxes.

(i)            None of the Company Entities is or has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Regulation §1.6011-4(b).

(j)            None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) election by any Company Entity under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign Tax law), (D) prepaid amount received on or prior to the Closing Date or (E) installment sale or open transaction disposition made on or prior to the Closing Date.

(k)           None of the Company Entities has been a party to or has not otherwise been involved in any transaction, scheme or arrangement of which the main purpose or objective (or one of the main purposes or objectives) is to obtain a Tax advantage or which can reasonably be considered as such, and the Company Entities have kept records of transactions that could qualify as reportable cross-border arrangements, as defined in Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU to which any Company Entity is a party.

(l)            None of the Company Entities is a party to or bound by any Tax allocation or Tax sharing agreement that will survive the Closing.

(m)          None of the Company Entities (A) has been since January 1, 2012 a member of an Affiliated Group filing a consolidated federal income Tax Return (other than one of which

AET is the common parent) or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(n)           Neither of the Company Entities is a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income tax purposes. AEC is treated as a corporation for United States federal income Tax purposes and EC Netherlands is treated as a disregarded entity for United States federal income Tax purposes.

(o)           The Company Entities have in all material respects properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.

(p)           During the period from December 31, 2014, through the date hereof, no Company Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(q)           No Company Entity is, or has been since December 31, 2014, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code).

(r)            None of the Company Entities have any material escheat or unclaimed property liability or obligation to any Governmental Entity.

Section 4.14          Real Property. No Company Entity owns any parcel of real property, and no Company Entity is a party to any Contract to purchase any real property or interest therein. Section 4.14 of the Disclosure Schedule sets forth a true and complete list of each Lease relating to Leased Real Property or interests in real property leased by any Company Entity (including all amendments thereto). Each such lease is legal, valid, binding and in full force and effect against the Company Entity Party thereto, and to the Knowledge of Seller against any third party thereto. No Company Entity is in default of any obligation under any such Lease and no event has occurred which with the passage of time or giving of notice, or both would constitute a default of any obligation under any such Lease, in each case in any material respect. To the Knowledge of Seller, no other party to any such Lease is in default of any obligation thereunder in any material respect. No Company Entity has subleased, licensed or otherwise granted any third party the right to use or occupy such Leased Real Property or any portion thereof. No Company Entity has collaterally assigned or granted any Liens in any Lease or Leased Real Property, or any interest therein other than Permitted Liens or collateral assignments and Liens that will not survive the Closing. All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair in all material respects and sufficient for the operation of the business of the applicable Company Entity.

Section 4.15          Intellectual Property.

(a)           Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list of all active registrations and pending applications for registration of Intellectual

Property rights owned by any Company Entity (“Owned IP Registrations”). The Company Entities exclusively own, free and clear of all Liens other than Permitted Liens, or are licensed or otherwise possess rights in, to or under, all Intellectual Property that is used in or necessary for the operation of their businesses as currently conducted (“Company IP”). All Owned IP Registrations are registered and/or applied for in the name of a Company Entity and, to the Knowledge of Seller are valid, subsisting and (except for applications) enforceable. To the Knowledge of Seller, all necessary registration, maintenance and renewal fees in connection with all Owned IP Registrations have been paid and all necessary documents have been filed, in a timely manner where applicable, with the relevant Governmental Entity for the purposes of registering, prosecuting or maintaining, as applicable, such Owned IP Registrations (other than in respect of such registrations or applications that have been, or are being, abandoned, permitted to lapse or cancelled following the exercise of reasonable business judgment by the Company Entities).

(b)           The Company Entities own and possess the entire right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of, any Company Entity, and that is purported to be owned by such Company Entity and have obtained from all Persons who have materially participated in the creation or development of any such Company-Owned IP, including the Owned IP Registrations, a valid assignment of such Intellectual Property, whether pursuant to a valid and enforceable agreement, an assignment, or applicable Law.

(c)           The conduct of the business of the Company Entities does not infringe upon, misappropriate or otherwise violate, and has not in the past three (3) years infringed upon, misappropriated or otherwise violated, the Intellectual Property rights of any other Person, and no Company Entity has in the past three (3) years received any written notice alleging that the operation of its business infringes upon, misappropriates or otherwise violates any Intellectual Property right of any other Person (including any unsolicited offer or demand that a Company Entity license the Intellectual Property of any Person, or any request pursuant to a written Contract for a Company Entity to provide indemnification for infringement, misappropriation, or other violation of any Intellectual Property right of any other Person). To the Knowledge of Seller, no other Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Company Entity. Immediately subsequent to the Closing, the Company IP will be owned or available for use by the Company Entities on terms and conditions substantially similar in the aggregate to those under which the Company Entities owned or used the Company IP immediately prior to the Closing.

(d)           No Company Entity has granted or has any obligation to grant exclusive licenses in any Company-Owned IP to any third party.

(e)           The Company Entities have taken commercially reasonable security measures to protect the confidentiality and value of all Trade Secrets included in the Company-Owned IP, as well as any Trade Secrets of a third party used or held for use by the Company Entities to whom the Company Entities have a written obligation to keep such third-party Trade Secrets confidential.

(f)            No Company Entity has granted to any Person the right to modify, or placed into escrow in support of obligations to any Person, any source code of Company-Owned Software or is obligated to do so pursuant to any Material Contract.

(g)           No Company-Owned Software contains any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices that would reasonably be expected to disrupt or interfere with the operation of the Company-Owned Software or equipment upon which the Company-Owned Software operates. No Company-Owned Software includes or installs any spyware, adware, or other similar Software that monitors the use of the Company-Owned Software or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company-Owned Software or remote computer, as applicable (other than such code used by the applicable Company Entity or other Persons authorized by the applicable Company Entity in connection with support and maintenance services related to Company-Owned Software).

(h)           The development of any Company-Owned Software with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any Company-Owned Software of any Open Source Software, does not obligate a Company Entity to disclose, make available, offer or deliver any portion of the source code of such Company-Owned Software to any third party other than the applicable Open Source Software.

(i)            The Company Entities have complied in the past three (3) years in all material respects with the Laws applicable to any collection or use of personally identifiable information and with their publicly available privacy policies relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company Entities.

(j)            The Company Entities have commercially reasonable security measures in place to protect all personally identifiable information relating to their customers (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of Seller, in the past three (3) years no Company Entity has suffered any material breach in security that has permitted any unauthorized access to Customer Data.

(k)           The computer, information technology and data processing systems, facilities and services used by the Company Entities that are material to the operation and business of the Company Entities, including all material Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company Entities (collectively, the “Systems”), are in reasonably good working condition and sufficient for the operation of the business in the manner it is currently being conducted (taking into account the services provided pursuant to the Transition Services Agreement (Consumer)). To the Knowledge of Seller, the Software used by any Company Entity that is material to the operation and business of the Company Entities is substantially free of any material defects, bugs and errors and disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (other than code used by the applicable Company Entity or other Persons authorized by the applicable Company Entity in connection with support and maintenance services related to Company-Owned Software, or the licensor or vendor of other Software in connection with support and maintenance services related to such other Software)

(“Contaminants”). The Company Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. To the Knowledge of Seller, there has been no material failure, breakdown or substandard performance of any Systems in the past three (3) years that has caused a material disruption or interruption in or to the use of the Systems or the operation of the business. The Company Entities make back-up copies of data and information critical to the conduct of the business at reasonable intervals and conduct periodic tests to ensure the effectiveness of such back-up systems.

(l)            The Company Entities have not in the past five (5) years delivered, or are not contractually required to deliver, noncommercial technical data or noncommercial Software pursuant to a Government Contract. Commercial technical data or commercial Software has been delivered pursuant to the Company Entities’ Government Contracts with the same licenses “customarily provided to the public” per Federal Acquisition Regulation 12.212(a).

Section 4.16          Material Contracts.

(a)           Section 4.16 of the Disclosure Schedule lists the following contracts to which any Company Entity is a party or bound (each such Contract, including those required to be, but not so, listed on Section 4.16 of the Disclosure Schedule, a “Material Contract”):

(i)           any Contract (including any series of related Contracts) (x) with any Material Supplier or (y) which otherwise resulted in the expenditure by the Company Entities, taken as a whole, of more than $500,000 in the aggregate during the one (1) year period ending on December 31, 2018 or would otherwise reasonably likely require future aggregate annual payments by the Company Entities of $500,000 or more;

(ii)          Contracts (including any series of related Contracts) (x) with any Material Customer or (y) which otherwise resulted in the payment to the Company Entities, taken as a whole, of more than $500,000 in the aggregate during the one (1) year period ending on December 31, 2018 or would otherwise reasonably likely to involve future aggregate annual payments to the Company Entities of $500,000 or more;

(iii)         any Contract (A) relating to the licensing of Intellectual Property by any Company Entity to any other Person (other than non-exclusive end user or customer licenses granted to customers, distributors or suppliers in the ordinary course of business that are incidental to the products and services of the Business); (B) relating to the licensing of Intellectual Property by another Person to any Company Entity (other than licenses of unmodified, off-the-shelf software that has an aggregate purchase price (per license of such Intellectual Property) of less than $50,000); and (C) limiting or restricting any Company Entity’s ability to use or enforce any material Intellectual Property (including without limitation development agreements, concurrent use agreements, settlement agreements and consent to use agreements);

(iv)         any Contract evidencing indebtedness for borrowed money or any capital lease, including the guarantee of payment or performance of any other Person,

including any parent guarantees, and guarantees of performance under contracts or agreements;

(v)         each settlement, conciliation, or similar agreement (x) with any Governmental Entity, (y) pursuant to which any Company Entity is obligated to pay consideration after the date of this Agreement in the amount of $100,000 or more, or (z) that provides injunctive relief or grants specific performance;

(vi)          any Contract that is a collective bargaining agreement or other similar Contract with any labor organization or collective bargaining representative;

(vii)        any Contract that includes restrictive covenants that purport to limit or restrict in any material respect the business (or any line of business) that the Company Entities may conduct or the localities in which the Company Entities may conduct business (including any Contract containing exclusivity, non-competition, or similar restrictions);

(viii)      any employment or consulting Contract with an employee or individual consultant or salesperson that provides for annual base salary or annual base compensation of $100,000 or more, other than a Contract that may be terminated by the Company Entities “at will” and without payment of severance or other payment for termination thereof, any Contract to grant any change in control, bonus, severance or termination pay (in cash or otherwise) to any employee in connection with the transactions contemplated by this Agreement, or any consulting or sales agent Contract with a firm or other organization that is reasonably likely to involve future aggregate annual payments by any Company Entity of $100,000 or more;

(ix)         each Contract for warranty, guaranty, or similar undertakings with respect to contractual performance extended by any Company Entity that is materially different than the standard warranty, guaranty or similar undertaking provided by the Company Entities in the ordinary course of business and which have been provided to Purchaser;

(x)          any Contract for the lease of real property providing for rental payments in excess of $100,000 per year;

(xi)         any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per year;

(xii)        any Contract relating to a joint venture, limited liability company, strategic alliance, sharing of profits or partnership;

(xiii)       any Contract relating to any acquisition to be made by any of the Company Entities of any operating business or the capital stock of any other Person or all or a material portion of the assets of any other Person, which either (1) have been entered into during the last three (3) years or (2) contain obligations of any Company Entity party thereto which remain outstanding;

(xiv)       any Contract (other than an Employee Plan) with any current or former officer or director of any Company Entity or under which any Company Entity has any Liability or obligation to any such current or former officer or director of any Company Entity in excess of $150,000 per year;

(xv)        any Contract involving the settlement of any lawsuit or other Proceeding with respect to which (A) any amount remains unpaid or (B) any other Liabilities or obligations are ongoing;

(xvi)       any Contract granting a power of attorney or other similar agreement (other than in connection with ordinary course customs and import-export activities);

(xvii)      any Contract that provides any customer of any Company Entity with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Company Entity, including any agreement containing “most favored nation” provisions;

(xviii)    any Contract that requires any Company Entity to purchase all or substantially all of its requirements of a particular product or service from a supplier; or

(xix)        any Contract that is between any Company Entity, on the one hand, and a Governmental Entity or, to the Knowledge of Seller, any Person that is a prime contractor or subcontractor in respect of a Contract with any Governmental Entity, on the other hand.

(b)           Each Material Contract is valid and binding on the Company Entity party thereto and is in full force and effect, and the applicable Company Entity has performed all material obligations required to be performed by it to date under each Material Contract. There is no material violation or material default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by any Company Entity or, to the Knowledge of Seller, any other party thereto. No Company Entity has received any written or, to the Knowledge of Seller, other notice (x) of any such violation or default or (y) that any other party to any Material Contract intends to cancel or terminate any such Material Contract. Seller has made available to Purchaser true, correct and complete copies of each Material Contract (together with all exhibits thereto and all amendments, waivers or other changes thereto).

Section 4.17          Government Contracts.

(a)           No Government Contract to which any Company Entity is a party was awarded to such Company Entity as a “set aside” on the basis of such Company Entity’s status as a small business, women-owned small business, small disadvantaged business, HUBZone small business, veteran owned small business, or similar business classification of the U.S. Small Business Administration. The Company Entities are in compliance in all material aspects with any Small Business Subcontracting Plans incorporated into such Company Entity’s Government Contracts.

(b)       Section 4.17(b) of the Disclosure Schedule separately lists and identifies each outstanding bid, proposal, or quotation with a current or potential value above $250,000 that any Company Entity has submitted for the intended purpose of receiving a Government Contract. To the Knowledge of Seller, execution or consummation of this Agreement will not result in the disqualification of the bid, proposal, or quotation from further consideration.

(c)       During the previous five (5) years, neither the Company Entities nor, to the Knowledge of Seller, any of their Principals (as defined in Federal Acquisition Regulation 52.209-5), employees, consultants, subcontractors, or agents, have (i) been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity for commission of fraud or a criminal offense in connection with a Government Contract (including those held by entities other than a Company Entity), (ii) been the subject of any audit or investigation by the Company Entities with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or bid, proposal, or quotation for a prospective Government Contract, or (iii) been found not responsible or ineligible for contracting by a Governmental Entity. During the previous five (5) years, no Company Entity has made any mandatory or voluntary disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement, omission, or regulatory or legal non-compliance arising under or relating to a Government Contract or a bid, proposal, or quotation for a prospective Government Contract.

(d)       During the previous five (5) years, all representations and certifications by a Company Entity made, acknowledged, or set forth in or pertaining to each Government Contract and the bid or proposal for each Government Contract, including but not limited to those representations and certifications made by a Company Entity in the System for Award Management (www.sam.gov) or its predecessors, were current, accurate and complete in all material respects as of their respective effective dates, and all such representations and certifications continue to be current, accurate and complete in all material respects to the extent required by the terms of a Government Contract, solicitation for a Government Contract, or applicable Law.

(e)       During the previous five (5) years, there have not been any, and currently there are no, notices to cure defects, defaults, delays, or non-compliance with testing and higher level quality requirements, or other non-compliances with a Government Contract issued by a Governmental Entity, prime contractor, or higher-tier subcontractor, nor have such customers issued any notice to show cause why a Government Contract should not be terminated in whole or part for breach, default, or cause.

(f)       The Company Entities are not required to hold any facility or personnel security clearances to conduct the Business as it is currently being conducted. No Government Contract held by a Company Entity requires any Company Entity to comply with the National Industrial Security Program Operating Manual.

Section 4.18       Insurance. Section 4.18 of the Disclosure Schedule sets forth a true and complete list of all material policies of insurance providing coverage in favor of the Company Entities or any of their respective properties and assets. All such policies are in full force and effect, all premiums with respect thereto due on or prior to the Closing Date have been paid or properly accrued and no written notice of cancellation or termination has been received by any Company Entity with respect to any such policy. The Company Entities have given timely notice to their insurers of all material claims that may be insured by such insurance policies, and insurance coverage of such claims has not been denied or disputed by any insurer nor have any reservation of rights letters been issued by any such insurer with respect to any such claims. To the Knowledge of Seller, no Company Entity has any material insurable claims (whether pending or to be made) that have not been presented to the applicable insurers. Seller has made available to Purchaser loss-runs for the last three (3) years in respect of the Company Entities. None of the Company Entities, or any Affiliate thereof is in material default with respect to its obligations under any of such insurance policies.

Section 4.19       Bank Accounts. Section 4.19 of the Disclosure Schedule contains a true, correct and complete list of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Entity will on the Closing Date maintain safe deposit boxes, checking accounts or other accounts of any nature with respect to its business together with the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.20       Affiliate Transactions. Section 4.20 of the Disclosure Schedule sets forth a true and complete list of all transactions or Contracts between Seller and/or its Affiliates (other than a Company Entity), or, to the Knowledge of Seller, any of their respective officers, directors or senior management employees, on the one hand, and any Company Entity or, to the Knowledge of Seller, any of its officers or directors or senior management employees, on the other hand, in each case, other than (a) intercompany transactions that will not survive the Closing or that otherwise will be included in the final determination of Closing Net Working Capital and (b) Contracts (i) relating to employment and/or consulting services provided in such Person’s capacity as an employee, consultant or officer of any Company Entity entered into at arms’-length and in the ordinary course of business and made available to Purchaser or (ii) that will not survive the Closing in accordance with their respective terms.

Section 4.21       Customers and Suppliers.

(a)       Section 4.21(a) of the Disclosure Schedule sets forth a true and complete list of (i) the top 20 customers of the Business (by gross revenue of the Business) for the twelve (12) months ended December 31, 2018 (the “Material Customers”) and (ii) the gross revenues generated from such customer during such period. None of the Company Entities, Seller, Parent or any of their respective Affiliates has received any written notice, or to the Knowledge of Seller any oral notice that would reasonably be expected to lead to a written notice, from any Material Customer, and to the Knowledge of Seller, no Material Customer has otherwise notified any such Person that such Material Customer has or intends or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There is no dispute pending, or to the Knowledge of Seller, threatened in writing, with any of the Material Customers that would reasonably be expected to result in a material Liability.

(b)       Section 4.21(b) of the Disclosure Schedule sets forth a true and complete list of (i) the top 10 licensors, vendors, suppliers, service providers and other similar business relations of the Business (based on the amounts paid to such Persons by the Business) for the twelve (12) months ended December 31, 2018 (the “Material Suppliers”) and (ii) the amounts paid to each such Person during such period. None of the Company Entities, Seller, Parent or any of their respective Affiliates has received any written notice, or to the Knowledge of Seller any oral notice that would reasonably be expected to lead to a written notice, from any Material Supplier, and to the Knowledge of Seller, no Material Supplier has otherwise notified any such Person, that such Material Supplier has or intends or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There is no dispute pending, or to the Knowledge of Seller, threatened in writing, with any of the Material Suppliers that would reasonably be expected to result in a material Liability.

Section 4.22       Brokers. No Company Entity is a party to any Contract that would require Purchaser or a Company Entity to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement (or that contains any “tail” provision that would require a payment in connection with any future acquisition or sale by a Company Entity) other than any such fee or commission that will be paid by a Company Entity prior to the Closing.

Section 4.23       Product Warranties and Recalls. Section 4.23 of the Disclosure Schedule sets forth a true and complete list of all product recalls and other replacement, field fix, retrofit and modification campaigns made by or on behalf of a Company Entity in the past three (3) years. No Company Entity has received notice of any unresolved claim of personal injury, death, or property or economic damages, or any unresolved claim for injunctive relief in connection with any product manufactured or sold by, or any service provided by, such Company Entity other than claims made under or pursuant to standard contractual product or service warranties of the Company Entities made available to Purchaser. None of the products designed, manufactured or distributed by, or any service provided by, the Company Entities suffer in any material respect from any material defects, or otherwise fail to meet and comply with applicable customer standards or specifications, in each case in such a manner as would be reasonably likely to give rise to any product liability or warranty claims against a Company Entity in excess of the reserves for warranty claims included in the Business Financial Statements. The Company Entities are in compliance in all material respects with all applicable state and federal regulatory obligations with regard to disclosure of product safety defects. No Company Entity has extended to any of its customers any material written product warranties, indemnifications or warranties outside of the ordinary course of business consistent with past practice. There are no material claims pending or, to the Knowledge of Seller, threatened against any Company Entity with respect to any warranty that covers products designed, manufactured, packaged, marketed, labeled, shipped, sold or distributed, or services provided, by or on behalf of the Company Entities.

Section 4.24       Personal Property.

(a)       Each of the Company Entities has good and valid title to, or holds pursuant to valid leases or licenses, all of the assets, rights and properties owned, licensed or leased by it and used by it in the conduct of the Business that are individually or in the aggregate, with a net book value of $50,000 or more or are otherwise material to the operation of the Business by any of the Company Entities, free and clear of all Liens other than Permitted Liens. Each of the Company Entities’ equipment and other tangible assets are in good operating condition and repair (normal wear and tear excepted), have been maintained and repaired in the ordinary course of business consistent with the standards generally followed in the industry in which the Business operates, and are suitable for their intended use, in each case in all material respects. The Company Entities have good and valid title to, or hold pursuant to valid leases or licenses, all of the personal property necessary for the conduct of the Business as presently conducted, in each case, in the ordinary course of business, taking into account the services to be provided pursuant to the Transition Services Agreement (Consumer) and the Transition Services Agreement (Computing) and the personal property to be sold to AEC or its Affiliates pursuant to the Contract Manufacturing Agreement (Turn-Key).

(b)       Section 4.24(b) of the Disclosure Schedule sets forth a complete and accurate list of each item of manufacturing and other line equipment expected to be acquired by AEC (or its Affiliate) under the Contract Manufacturing Agreement (Turn-Key) and an estimated net book value as of the Closing Date for such items of equipment.

Section 4.25       Exclusivity of Representations and Warranties. Seller makes no representations or warranties of any kind or nature whatsoever, oral or written, express or implied relating to the Company Entities (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company Entities), except as expressly set forth in this Article IV, and Seller hereby expressly disclaims any such other representations or warranties. NOTHING IN THIS SECTION 4.25 SHALL LIMIT CLAIMS OR REMEDIES FOR FRAUD OR REPRESENTATIONS AND WARRANTIES MADE IN ANY OTHER AGREEMENT TO WHICH ANY COMPANY ENTITY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS A PARTY.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the representations and warranties set forth in this Article V as of the date of this Agreement and as of the Closing Date.

Section 5.01       Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Purchaser is not a “foreign person,” as defined in the regulations of the Committee on Foreign Investment in the United States, 31 C.F.R. § 800.216.

Section 5.02       Authority; Execution and Delivery; Enforceability. Purchaser has the requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser. Purchaser has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

Section 5.03       No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby do not and will not, (i) constitute a breach of or otherwise violate any Law, Order, Permit or judgment, applicable to Purchaser or by which Purchaser’s property is bound or subject, (ii) constitute a breach or infringement of or otherwise violate the Organizational Documents of Purchaser, or (iii) conflict with, result in a loss of rights under, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any material contract, agreement, instrument, permit, concession, franchise or license to which Purchaser or any of its subsidiaries is a party or by which Purchaser’s or any of its subsidiaries’ assets or properties are bound, except in each case for any such conflict, breach or default that would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of Purchaser to consummate (or cause to be consummated) the transactions contemplated by this Agreement.

Section 5.04       Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity, or other Person in respect of any material contract of Purchaser or its subsidiaries, is required on the part of Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such filings as may be required by any federal or state securities Law.

Section 5.05       Financing. Purchaser will have cash on hand and available borrowings as of the Closing Date in amount sufficient to pay the Purchase Price and to satisfy its fees and expenses associated with the consummation of the transactions contemplated by this Agreement and its liabilities hereunder. Purchaser has no reason to believe, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, that it will be unable to timely consummate the Closing.

Section 5.06       Litigation. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which would reasonably be expected to impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not subject to any Order which, individually or in the aggregate, would reasonably be expected to impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07       R&W Insurance Policy. The copy of the R&W Insurance Policy attached hereto as Exhibit E is a true and complete copy thereof, and has not been amended or modified in any manner since the date thereof. Purchaser has fully paid (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable on or prior to the date of this Agreement in connection with the R&W Insurance Policy, and will timely fully pay (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable after the date of this Agreement and on or prior to the Closing Date in connection with the R&W Insurance Policy.

Section 5.08       Nature of Purchase. Purchaser is purchasing the Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.

Section 5.09       Brokers. Purchaser is not a party to any agreement that would require any Seller or any Company Entity, directly or indirectly, to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

Section 5.10       Purchaser Operations. Purchaser has in the past three (3) years duly and timely complied in all material respects with all rules and regulations under applicable securities laws and of the Nasdaq Global Select Market, and all information set forth in Purchaser’s periodic filings and public reports under such laws and regulations were true and correct in all material respects at the time of such filing. Purchaser has not received any written notice from Nasdaq or any Governmental Entity of any pending or threatened investigation of it under any such laws and regulations. If and when delivered in compliance with this Agreement, the Purchaser Common Stock will be duly and validly issued, fully paid and nonassessable, and free of any liens other than restrictions on transfer under state and federal securities laws. The financial statements of Purchaser reflected in its periodic filings and public reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the businesses represented therein as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of Purchaser in all material respects (subject to normal year-end adjustments). Purchaser and each of its subsidiaries is and has been in the past three (3) years conducting its respective business in compliance in all material respects with all applicable Laws.

ARTICLE VI.
CERTAIN COVENANTS

Section 6.01       Conduct of Business Prior to the Closing. From and after the date of this Agreement and until the earlier of the termination of this Agreement and the Closing, Seller shall cause the Company Entities to (x) conduct their respective businesses in the ordinary course and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Entities (including relationships with employees, customers, suppliers and other business relations), and (y) without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), not, except as may be required by Law, or as disclosed on Section 6.01 of the Disclosure Schedule:

(a)       adopt or approve any Employee Plan, or amend in any material respect or rescind or terminate any existing Employee Plan (except as may be expressly required under applicable Law or under Contracts and Employee Plans in effect at the date of this Agreement);

(b)       make or announce any increase in the salary, benefits or compensation payable or to become payable to any director, officer or employee of any Company Entity, other than as may be expressly required by applicable Law or under Employee Plans in effect at the date of this Agreement and set forth in the Disclosure Schedule;

(c)       purchase, acquire, divest, sell, encumber or dispose of (by merger, consolidation, purchase or sale of assets, purchase or sale of stock or otherwise) any Person or business by (including any division thereof), or any material assets of, any Company Entity, other than sales of inventory or other assets in the ordinary course of business consistent with past practice;

(d)       change or modify the accounting principles, policies or methods of any of the Company Entities (except to the extent required by Law or GAAP), or change or modify the cash management process of any of the Company Entities (other than in connection with a dividending or distribution of cash and cash equivalents or the use of cash to paydown Indebtedness or other Liabilities of the Company Entities) or their policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits or granting or extension of credit;

(e)       amend the Organizational Documents of any Company Entity;

(f)       issue, pledge, encumber, award or grant additional shares of capital stock or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, of any Company Entity;

(g)       split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, set aside or pay any distributions with respect to, any of its or their equity securities;

(h)       declare, set aside or pay any non-cash dividend or make any non-cash distribution in respect of any shares of capital stock of any Company Entity;

(i)       make or change any Tax election or settle or compromise any material Tax Liability, change an annual accounting period, change any accounting method with respect to Taxes, file any amended Tax Returns, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file any Tax Returns in a manner inconsistent with past practice or fail to pay any Tax when it becomes due and payable (including any estimated Tax payments);

(j)       initiate, waive, release, transfer, settle or compromise any claim, litigation or other Proceeding other than claims in the ordinary course of business that result solely in the payment of less $150,000 individually and $500,000 in the aggregate; provided, that such settlement or compromise (or documents related to any such settlement or compromise) do not involve any non-monetary obligations on the part of any Company Entity or Purchaser;

(k)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(l)       voluntarily waive, cancel or forgive any debts or claims in excess of $150,000 individually and $500,000 in the aggregate, or waive any other rights of material value;

(m)       (A) other than in the ordinary course of business with respect to customer purchase orders, enter into, materially modify, amend, waive, accelerate, change or terminate any Contract that would constitute a Material Contract or (B) amend, modify or terminate any Lease or enter into any new Lease for the use or occupancy of any Leased Real Property requiring rental and other payments in excess of $100,000 annually as averaged over the term thereof;

(n)       (A) hire or engage any indirect labor other than in the ordinary course of business consistent with past practice, (B) hire, fire or engage, or enter into or amend any Contract relating to the employment of, any employee, independent contractor, officer or director, providing for an annual base salary, or annual consulting or directors’ fees, in excess of $100,000 (or its foreign currency equivalent as of the date hereof), other than as contemplated by Section 6.05, or (C) except as may be expressly required under applicable Law or under Employee Plans in effect at the date of this Agreement, grant any severance or termination pay to any employee, independent contractor, officer or director;

(o)       make any capital expenditures or commitments therefor that will require payments after the Closing in excess of $250,000 in the aggregate;

(p)       engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods, in each case other than in the ordinary course of business consistent with past practice;

(q)       make loans or advances to, or guarantees for the benefit of, any Person in excess of $100,000 in the aggregate (other than the advancing of credit to customers in the ordinary course of business consistent with past practice);

(r)       implement any plant closings or mass layoffs of employees that trigger advance notice compliance obligations under the WARN Act;

(s)       abandon, permit to lapse or fail to protect any Owned IP Registrations, or assign, sell, license, transfer, or otherwise dispose of any material Company-Owned IP, other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business; or

(t)       authorize or enter into any Contract or commitment with respect to any of the foregoing.

Section 6.02       Access to Information; Company Entity Confidential Information.

(a)       From and after the date hereof and until the earlier to occur of the termination of this Agreement and the Closing, upon reasonable advance notice to the Company Entities and subject to the requirements of any applicable Laws governing access to information, Seller shall cause the Company Entities to provide Purchaser and its directors, managers, officers, employees, independent contractors, consultants, advisors, accountants, legal counsel and other similar representatives (collectively, “Representatives”) reasonable access during normal business hours to the key employees, records and facilities of the Company Entities and during such period furnish promptly to Purchaser and its Representatives such financial, operating and other information concerning the Company Entities and their respective businesses as Purchaser and its Representatives may reasonably request; provided, however, that no such access or information shall be provided to the extent doing so would violate applicable Law or would reasonably be expected to result in the waiver of any legal privilege in favor of the Company Entities and their respective Affiliates (absent reasonable accommodations such as entering into joint defense agreements). All information obtained by Purchaser and its Representatives from the Company Entities shall be held in strict confidence in accordance with the terms of that certain Non-Disclosure Agreement dated November 7, 2018 (the “Confidentiality Agreement”), between Platinum Equity Advisors, LLC and SMART Modular Technologies, Inc. Purchaser shall not, and shall cause its Representatives not to, other than as expressly contemplated by this Agreement, contact prior to the Closing any officer, director, employee, customer, supplier, distributor or other material business relation of the Company Entities without the prior written consent (which may be provided by electronic mail and shall not be unreasonably withheld, conditioned or delayed) of Seller.

(b)       Seller recognizes that all information concerning the business and affairs of Purchaser and the Company Entities that is not, as of the date hereof, generally available to the public (the “Confidential Information”), whether developed by them or by any other Person for or on behalf of such Persons or any of their Affiliates, will, from and after the Closing (other than with respect to the Purchaser and its Affiliates that are not Company Entities, in which case Seller recognizes that such information is the exclusive property of Purchaser and its subsidiaries and Affiliates at all times before and after the Closing), be the exclusive property of Purchaser and its subsidiaries (including the Company Entities). Accordingly, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Purchaser, disclose to any third party (other than each other and their respective Representatives who have a business need to know such information) or use any Confidential Information, and shall utilize the same degree of care (but no less than a reasonable degree of care) as Seller would take to preserve confidentiality for its own similar information; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.02(b)), or (B) independently developed by Seller or its Representatives (other than by the Company Entities prior to the Closing) without reference to or use of Confidential Information, or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible, Seller, as applicable, provides Purchaser with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure, or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the transactions contemplated hereby.

Section 6.03       Public Announcements. The parties acknowledge that a party hereto or its Affiliates may be required to file one or more periodic or current reports under the rules and regulations of the U.S. Securities and Exchange Commission and applicable national securities exchanges, and issue a press release, regarding the transactions completed hereby following the execution of this Agreement. A disclosing party (Purchaser or Seller) shall provide to the non-disclosing party, reasonably in advance of such issuance, copies of any such reports or releases, and shall accept and implement any reasonable comments provided by the non-disclosing party with respect thereto; provided that, (i) with respect to any such periodic reports (i.e., other than on Form 8-K), the disclosing party need only provide the portions of such reports that disclose information regarding the transactions contemplated by this Agreement or the parties hereto, and (ii) the disclosing party may make such public disclosure as it reasonably believes is required by Law, legal process or the rules and regulations of any applicable national securities exchange (after consultation with outside legal counsel), in which case it will, to the extent reasonably practicable in the circumstances, use its reasonable efforts to consult with the non-disclosing party with respect to the timing and content thereof. Except with respect to the foregoing sentence, Purchaser, the Company Entities and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the other party’s prior consent, except as may be required by Law; provided, however, that either party may make public statements, including the publication of “tombstone” advertisements, without the consent of the other party to the extent that (x) such public statements contain only information included in a prior press release or other public statements permitted in accordance with this Section 6.03, (y) such information is otherwise in the public domain or (z) such information is information in which the other party has no expectation of confidentiality (with the understanding that the parties hereto expect the Purchase Price and other financial details to remain confidential except as required to comply with the accounting and the U.S. Securities and Exchange Commission disclosure obligations or the rules of any national securities exchange). Notwithstanding the foregoing, the parties will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Seller or its Affiliates, (b) to its and its Affiliates’ investors in summary format as part of summary information about Seller’s or any of its Affiliates financial condition, (c) to any of Seller’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom it or its Affiliates discloses such information in the ordinary course of business, and (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Seller or its Affiliates, in each of clause (c) and (d) if, and only to the extent, that the recipient of such confidential information is made aware of the confidential nature of such information and the obligation to maintain the same as confidential (and Seller shall be responsible for any breach of such obligation).

Section 6.04       Reasonable Efforts; Cooperation.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, the applicable Company Entity and Purchaser shall use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding the foregoing, in no event shall any party’s cooperation require such party to make any payments to any third parties (other than review and consent payments required by the terms of applicable Contracts with third parties that are not material, which shall be borne by Seller), to undertake litigation or with respect to the Company Entities, to amend or waive any provision of any Contract between any Company Entity and any third party.

(b)       Each of Purchaser and Seller shall promptly notify each other of any written communication made to or received by either Purchaser or its Affiliates and/or Seller or its Affiliates, as the case may be, from any antitrust Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if reasonably practicable, permit the other parties hereto to review in advance any proposed non-routine, material written communication to any such antitrust Governmental Entity, provided that neither Purchaser nor Seller shall be required to provide to each other with any documents or other materials related to a party’s valuation of the transactions contemplated by this Agreement, and make good faith efforts to incorporate the other parties’ reasonable comments, and not agree to participate in any substantive meeting or discussion with any such antitrust Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such antitrust Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such antitrust Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided that neither Purchaser nor Seller shall be required to provide to each other with any documents or other materials related to a party’s valuation of the transactions contemplated by this Agreement.

(c)       Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser or Seller, or any of their respective Affiliates, be obligated to propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other action that would reasonably be likely to limit the business activities of Purchaser or Seller, respectively, or any of their respective Affiliates (including, with respect to Purchaser, the Company Entities after the Closing).

Section 6.05 Employee Covenants.

(a)       Seller and Purchaser shall work together reasonably and in good faith to cause, effective as of the Closing, the transfer to and employment by an Affiliate of Purchaser, in a manner compliant with the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) under applicable Law, of the employee of an Affiliate of Seller resident in the United Kingdom and engaged in the conduct of the Business, and shall cause their respective Affiliates to comply with such Law in all respects. In particular, the relevant Affiliate of Seller shall comply with its obligations under Regulations 13 and 14 during the period prior to Closing in respect of said employee and the relevant Affiliate of Purchaser will comply with its obligations under Regulation 13 of TUPE during the period prior to Closing. In addition, the relevant Affiliate of Seller will supply the relevant Affiliate of Purchaser with employee liability information as required by Regulation 11 of TUPE.

(b)       Prior to the Closing, Seller shall ensure that the employees of AEC as of the Closing shall be comprised of only those individuals identified on Section 6.05(b) of the Disclosure Schedule (subject to such individuals resigning or being terminated in the ordinary course of business, and replacement individuals being hired in the ordinary course of business to replace such departing individuals).

(c)       Purchaser shall ensure that, for all periods following the Closing, all Employee Plans (including replacement or equivalent plans thereof) and all other employee benefit plans made available by Purchaser and the Company Entities and their Affiliates (the “Post-Closing Plans”) to individuals who were employed by a Company Entity immediately prior to the Closing and who continue to be employed by the Company Entities and their Affiliates after the Closing (the “Continuing Employees”) recognize all years of service and employment with the Company Entities and any predecessor companies of the Company Entities for the purposes of eligibility and vesting, and for purposes of the level of benefits under any Post-Closing Plan that provides for severance or paid time off (but not for the purposes of benefit accruals under any defined benefit pension plan except as required by applicable Law), to the same extent such service and employment was recognized for similar purposes under the Post-Closing Plan or an equivalent Employee Plan immediately prior to the Closing Date; provided, however, that no such service recognition shall result in any duplication of benefits. Purchaser shall, for all periods following the Closing use commercially reasonable efforts, including efforts to obtain consent from applicable third-party service providers and insurers, to ensure that no Post-Closing Plan limits or restricts the benefits of any Continuing Employee based on any pre-existing condition, exclusions or waiting periods, except to the extent such limitation was in effect and unsatisfied under such Post-Closing Plan or equivalent Employee Plan immediately prior to the Closing.

(d)       For the period ending December 31, 2019, Purchaser shall, and shall cause the Company Entities and their Affiliates to, provide incentive compensation opportunities that are identified in Section 6.05(d) of the Disclosure Schedule on substantially comparable terms for the benefit of the Continuing Employees that were eligible to participate in such incentive compensation opportunities immediately prior to the Closing. Without limiting the foregoing, Purchaser shall pay or cause the Company Entities and their Affiliates to pay to the Continuing Employees the incentive compensation included in the final determination of Closing Net Working Capital.

(e)       Subject to the terms of the Transition Services Agreement (Consumer) (pursuant to which certain health and welfare benefits will be provided to Continuing Employees on a transitional basis through the end of the month in which the Closing occurs), effective as of the Closing Date, the Company Entities shall cease to be participating employers in the Employee Plans sponsored by Parent, Seller or any of their respective subsidiaries (other than the Company Entities), and the Continuing Employees shall have no further rights to participate in such Employee Plans as active employees after the Closing Date, except for the continuation of benefits through the end of the month in which the Closing occurs as provided in the applicable Employee Plan or in the Transition Services Agreement (Consumer).

(f)       Within five (5) Business Days after the payment made by AEC (or its Affiliate) to AIL (or its Affiliate) upon expiration or termination of the Contract Manufacturing Agreement (Turn-Key) in respect of employee severance required to be paid by AEC under the Contract Manufacturing Agreement (Turn-Key), and within five (5) Business Days after the payment made by AEC (or its Affiliate) to the applicable counterparty upon expiration or termination of the Transition Services Agreement (Computing) and/or the Transition Services Agreement (Consumer) in respect of employee severance required to be paid by AEC under the Transition Services Agreement (Computing) or the Transition Services Agreement (Consumer), Purchaser shall deliver to Seller a written notice setting forth in reasonable detail of the amount of such payment and the components thereof (each, a “Post-Closing Severance Payment”). Within five (5) Business Days after the delivery by Purchaser of such notice, Seller shall pay (or cause to be paid) to Purchaser (or as directed by Purchaser, to an Affiliate of Purchaser) (i) with respect to the portion of the Post-Closing Severance Payment that is for employee severance for those employees located in the Philippines or Hong Kong, fifty percent (50%) of such portion of the Post-Closing Severance Payment, and (ii) with respect to the portion of the Post-Closing Severance Payment that is for employee severance for all other employees, the full amount of such portion of the Post-Closing Severance Payment. The amounts paid by Seller hereunder shall be deemed to be, and shall be treated by the parties as, an adjustment to the Base Purchase Price for all purposes.

(g)       Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Purchaser’s or its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 6.06       Indemnification of Directors and Officers. For six (6) years after the Closing Date, Purchaser shall not and shall cause each Company Entity not to amend, or otherwise modify (unless such modification is required by Law) in any manner that would adversely affect the rights of the applicable indemnitees, the indemnification provisions currently provided by the Organizational Documents of each Company Entity, for the benefit of the directors and officers of the Company Entities prior to the Closing. If any Company Entity consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of such Company Entity assume the obligations set forth in this Section 6.06. Seller shall ensure that its director and officer insurance covering the directors and officers of the Company Entities prior to the Closing Date continues to be available to insure against claims for a period of six years after the Closing on terms and conditions not less favorable to such directors and officers as existing in Seller’s and its controlled Affiliates’ director and officer liability insurance as of the date of this Agreement. This Section 6.06 is intended to be for the benefit of, and to grant third-party beneficiary rights to, the Persons who served as directors and officers of the Company Entities prior to the Closing. Each such Person shall be entitled to enforce this Section 6.06 to the same extent as if such Person were a party hereto and a direct beneficiary of this Section 6.06, and no such person shall be obligated to seek contribution from any other Person who may have an obligation to indemnify such person for any matter with respect to which such covered person is entitled to indemnification from any Company Entity by virtue of this this Section 6.06.

Section 6.07       Preservation of Records.

(a)       For a period of seven (7) years from the date of creation of such books and records, or such other longer period as required by applicable Law, Purchaser shall cause the Company Entities to preserve and retain their corporate, accounting, legal, auditing, human resources and other books and records (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company Entities) relating to the conduct of the business and operations of the Company Entities prior to the Closing Date. At the end of such seven-year period, the Company Entities may dispose of any such books and records.

(b)       In the event and for so long as Seller or its Affiliates (other than a Company Entity) is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company Entities, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 6.08       No Negotiations. During the period from the date hereof through the Closing Date, Seller, Parent and AEC will, and will cause each of their Affiliates and its and their respective Representatives to, (a) immediately cease and cause to be terminated any existing discussion or negotiation with any Persons (other than Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Shares or the assets of the Business (other than sales of inventory in the ordinary course of business), any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving either of the Company Entities or any other issuance of capital stock or equity interests of any such entity or sale, lease, exchange or other disposition of any significant portion of any such entity’s properties or assets or similar transaction involving the Business (an “Acquisition Transaction”); and (b) refrain from taking (and will not take or omit to take), directly or indirectly, any action (or omit to take any action) (i) to encourage, solicit or initiate the submission of any proposal or indication of interest relating to an Acquisition Transaction with any Person (other than Purchaser); (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Acquisition Transaction with any Person (other than Purchaser); (iii) to authorize, engage in, or enter into any Contract, agreement or understanding (other than with Purchaser) with respect to an Acquisition

Transaction (or any proposal or indication of interest relating thereto); or (iv) sell, transfer, assign, pledge, encumber, hypothecate or dispose of any of the equity interests of any of the Company Entities. In addition, Parent and Seller shall promptly advise Purchaser in writing (which may be effected by email) of the receipt of any written offer from a third party that would be likely, in the reasonable estimation of Parent and Seller, to lead to an Acquisition Transaction having terms and conditions, in the aggregate, more favorable to Parent and Seller than the aggregate terms and conditions of this Agreement.

Section 6.09       Non-Competition; Non-Solicitation.

(a)       As an inducement to Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for a period of three (3) years from and after the Closing Date, neither Seller nor Parent shall, and each of Seller and Parent shall cause its respective subsidiaries (other than the Company Entities) not to (in each case, for so long as such respective subsidiaries continue to be subsidiaries of Seller or Parent), directly or indirectly, engage in, continue in or carry on any business that competes in any material respect with the Business; provided, however, that the foregoing shall not prohibit the ownership of less than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend worldwide. Recognizing the specialized nature of the Business, Parent and Seller acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

(b)       During the period of twenty-four (24) months from and after the Closing Date, each of Seller and Parent shall not, and each of Seller and Parent shall cause its respective subsidiaries (other than the Company Entities) not to, directly or indirectly, including through any other Person, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or hire or engage, any Person who is or was an employee of any Company Entity who is a Continuing Employee, unless such Person has been separated from his or her employment or other relationship with Purchaser and each of its Affiliates (including the Company Entities) for a period of at least six (6) consecutive months; provided, however, that the foregoing shall not restrict any Person from making general solicitations of employment in the ordinary course that are not specifically directed to such employees. Seller and Parent shall use their reasonable best efforts to ensure that any successor to all or substantially all of the equity, business or assets of any such respective subsidiaries acquires such equity, business or assets subject to the restrictions set forth in this Section 6.09(b) during such twenty-four (24) month restricted period.

Section 6.10       WARN Act. Purchaser shall not, nor shall it permit the Company Entities to, at any time during the 90-day period immediately following the Closing Date, effectuate, with respect to the Company Entities or the Continuing Employees, a “plant closing” or “mass layoff” as those terms are defined in Worker Adjustment and Retraining Act, without complying in all material respects with the notice requirements and all other provisions of applicable Law.

Section 6.11       Certain Notices and Consents. Promptly following the execution and delivery of this Agreement, Seller shall expend commercially reasonable efforts to provide notices to, and to the extent applicable obtain consents to (a) the change in ownership of the Company

Entities to be effected as a result of the consummation of the transactions contemplated by this Agreement or (b) the assignment to AEC for those Contracts to which a Company Entity is not a party, in each case as applicable, from, each of the counterparties to the Contracts identified under items 1 through 10 of Section 4.04 of the Disclosure Schedule; provided that if any such notice or consent is not effected by the time of the Closing, Seller will continue to expend commercially reasonable efforts for a period of sixty (60) days following the Closing Date to cause such notice or consent to be provided or obtained, as applicable. Purchaser shall reasonably cooperate with Seller in seeking any such consents to the extent applicable.

Section 6.12       Certain Assignments and Filings. Prior to Closing, Seller shall (a) assign to a Company Entity each of the Contracts described under items 4 through 7 of Section 6.01 of the Disclosure Schedule, and provide evidence of such assignments to Purchaser; (b) file with the United States Patent and Trademark Office assignments to AEC of the patent and trademark registrations identified on Section 4.15(a) of the Disclosure Schedule as being in the name of a Person other than a Company Entity, (c) transfer to an AEC-managed domain name management account each domain name included in the Owned IP Registrations, and (d) obtain and file with the United States Patent & Trademark Office missing inventor assignments or correct misrecorded assignments for each of the following U.S. patents: U.S. Patent No. 7017001, U.S. Patent No. 7185025, U.S. Patent No. 9348657, U.S. Patent No. 10042812, U.S. Patent No. 9791901, U.S. Patent No. 9311212, and U.S. Patent No. 9665447; provided that if any filing under this clause (d) is not effected by the time of the Closing, Seller will expend commercially reasonable efforts to cause such filing to be made within sixty (60) days following the Closing Date.

Section 6.13       IP Cross-License Agreement. Prior to Closing, Seller shall expend commercially reasonable efforts to obtain consent from the contracted purchaser of AET to enter into the IP Cross-License Agreement in connection with the consummation of the transactions contemplated by this Agreement; provided that if such consent is not obtained by the time of the Closing, Seller will continue to expend commercially reasonable efforts for a period of sixty (60) days following the Closing Date to cause such consent to be provided. Purchaser shall reasonably cooperate with Seller in seeking such consent. Promptly upon obtaining such consent (but in no event prior to the Closing), Seller shall cause each of AET and Consumer to execute and deliver the IP Cross-License Agreement to Purchaser, and Purchaser shall cause AEC to execute and deliver the IP Cross-License Agreement to Seller.

Section 6.14       AEC Letter of Credit. Bank of America Merrill Lynch has issued on behalf of AEC an irrevocable standby letter of credit in the amount of $50,000 in favor of Avalon Risk Management Insurance Agency, LLC, as beneficiary for the benefit of the sureties it represents. Prior to the Closing, Purchaser shall expend commercially reasonable efforts to substitute such letter of credit with an equivalent letter of credit in form and substance reasonably acceptable to the beneficiary, and to cause such Bank of America Merrill Lynch letter of credit to be returned by the beneficiary to Seller, so that as a result of such substitution, Seller and its Affiliates shall cease to have any obligation whatsoever arising from or in connection with such letter of credit; provided, however, that if Purchaser is unable to effect such a substitution effective as of Closing: (a) Purchaser shall continue to use its commercially reasonable efforts to effect such substitution as soon as reasonably practicable after Closing, (b) Seller shall expend reasonable best efforts to cause the issuer of such letter of credit to maintain the same as outstanding until the earlier of the date substituted and the date that is sixty (60) days following the Closing Date, but

Seller shall have no obligation to allow such letter of credit to be renewed and may take affirmative action prior to its scheduled renewal to cause such letter of credit to be terminated (which requires more than sixty (60) days’ advance notice prior to scheduled automatic renewal) when permitted pursuant to this clause (b), and (c) Purchaser shall indemnify and hold harmless, and promptly reimburse, Seller and its Affiliates for any Liabilities incurred in maintaining, or making payment to any person in respect of, such letter of credit on or after the Closing.

Section 6.15       Further Assurances. If prior to or at any time after the Closing any further action is reasonably necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request. Without limiting the generality of the foregoing, prior to the Closing, Parent and Seller shall provide and shall cause its Affiliates (including the Company Entities) to provide such cooperation in connection with the final binding of the R&W Insurance Policy as may be reasonably requested by Purchaser.

Section 6.16       EC Netherlands. The parties shall use their reasonable best efforts to complete the transfer of the Shares in relation to EC Netherlands from AETHK to the Netherlands Purchaser as soon as possible at or following the Closing. In the event such transfer does not occur at the Closing, Parent and Seller shall not, and shall cause their respective subsidiaries not to, transfer any assets or Liabilities to or from EC Netherlands without Purchaser’s prior written consent.

ARTICLE VII.
CONDITIONS PRECEDENT

Section 7.01       Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the following condition being fulfilled as of the Closing:

(a)       No statute, rule, regulation, judgment, writ, decree, Law, Order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction that has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 7.02       Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions being fulfilled as of the Closing:

(a)       The representations and warranties of Seller and Parent (i) that are Specified Representations and Warranties, or set forth in clause (ii) of Section 4.08, shall be true and correct in all respects on and as of the Closing Date (other than in respect of de minimis variations or deficiencies, and other than those representations and warranties that address matters only as of a particular date, which shall be so true and correct on and as of such date), and (ii) set forth in this Agreement that are not Specified Representations and Warranties, or set forth in clause (ii) of Section 4.08, shall be true and correct in all material respects on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date which shall be so true and correct on and as of such date);

(b)       Seller, Parent and the Company Entities shall have performed in all material respects all covenants and obligations of Seller, Parent and the Company Entities under this Agreement required to be performed at or prior to the Closing;

(c)       Purchaser shall have received a certificate from Seller, dated the Closing Date, certifying that the conditions in Section 7.02(a), 7.02(b) and 7.02(d) have been satisfied;

(d)       There shall not have occurred since the date of this Agreement any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other such changes and effects, a Material Adverse Effect;

(e)       AEC shall have provided Purchaser an affidavit, dated as of the Closing Date, signed under penalties of perjury, stating that AEC is not, and has not been in the five years preceding the Closing Date, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(f)       Each of the directors and officers of the Company Entities shall have resigned, effective as of and conditioned upon the Closing, from such Person’s position as director, manager and/or officer.

(g)       On the Closing Date, Purchaser shall have received the Closing deliverables specified in Article II above.

Section 7.03       Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions being fulfilled as of the Closing Date:

(a)       The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing as if made on the date of Closing;

(b)       Purchaser shall have performed in all material respects all material obligations of Purchaser under this Agreement required to be performed prior to the Closing;

(c)       On the Closing Date, Seller shall have received the Closing deliverables specified in Article II above; and

(d)       Seller shall have received a certificate from Purchaser, signed by a duly authorized officer of Purchaser and dated the Closing Date, certifying that the conditions in Section 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.01       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)       By the mutual written consent of Purchaser and Seller;

(b)       By Purchaser or Seller if a Law or any Order shall have been promulgated, enacted, entered or enforced, or any other action shall have been taken, by any Governmental Entity of competent jurisdiction that has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;

(c)       By Purchaser or Seller if the Closing shall not have occurred on or before September 30, 2019 (the “Outside Date”); provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is in material breach of this Agreement and such material breach was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date, and Seller may not terminate this Agreement pursuant to this Section 8.01(c) if Seller is in material breach of this Agreement and such material breach was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date;

(d)       By Seller, if (i) Seller, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement, (ii) (A) there is a breach or inaccuracy in any of the representations and warranties of Purchaser set forth in this Agreement and such breach or inaccuracy (1) would result in the failure of the condition precedent set forth in Section 7.03(a) to be satisfied, (2) is incapable of being cured or has not been cured within ten (10) Business Days after the giving of written notice by Seller to Purchaser, and (3) has not been waived by Seller, or (B) Purchaser shall have failed to perform in any material respect any material obligation under this Agreement required to be performed by Purchaser prior to the Closing and such failure (1) would result in the failure of the condition precedent set forth in Section 7.03(b) to be satisfied, (2) is incapable of being cured or has not been cured within ten (10) Business Days after the giving of written notice by Seller to Purchaser, and (3) has not been waived by Seller, and (iii) Seller has delivered written notice to Purchaser of such breach, inaccuracy or failure, as applicable; or

(e)       By Purchaser, if (i) Purchaser, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement, (ii) (A) there is a breach or inaccuracy in any of the representations and warranties of Seller or Parent set forth in this Agreement and such breach or inaccuracy (1) would result in the failure of the condition precedent set forth in Section 7.02(a) to be satisfied, (2) is incapable of being cured or has not been cured within ten (10) Business Days after the giving of written notice by Purchaser to Seller, and (3) has not been waived by Purchaser, or (B) Seller, Parent or the Company shall have failed to perform in any material respect any material obligation under this Agreement required to be performed by any such party prior to the Closing and such failure (1) would result in the failure of the condition precedent set forth in Section 7.02(b) to be satisfied, (2) is incapable of being cured or has not been cured within ten (10) Business Days after the giving of written notice by Purchaser to Seller, and (3) has not been waived by Purchaser, and (iii) Purchaser has delivered written notice to Seller of such breach, inaccuracy or failure, as applicable

Section 8.02       Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any party hereto, except that (i) the terms and conditions set forth in this Article VIII and in Article XI shall continue to remain in full force and effect notwithstanding any such termination, and (ii) nothing contained herein shall relieve any party for any fraud or breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE IX.
SURVIVAL AND INDEMNIFICATION

Section 9.01       Survival. (a) The Specified Representations and Warranties shall survive the Closing for a period of six (6) years from the Closing Date; (b) the representations and warranties of Parent and Seller contained in Section 4.13 (Taxes) (the “Tax Representations”) shall survive until ninety (90) days following the expiration of the applicable statute of limitations; (c) the representations and warranties of Parent and Seller contained in Article III and Article IV (other than Specified Representations and Warranties and the Tax Representations), the representations and warranties of Purchaser contained in Article V, and the covenants and agreements of the parties contained herein that contemplate actions to be taken only on or prior to Closing, shall survive the Closing for a period of one (1) year from the Closing Date; and (d) the covenants and agreements of the parties contained herein that contemplate actions to be taken after Closing shall survive the Closing and continue in effect until ninety (90) days following expiration in accordance with their terms; and, other than as set forth in Section 9.08, no claims may be brought with respect to each of the matters described in the foregoing clauses (a) through (d) hereunder or in any forum after such applicable date. It is the express intent of the parties that if the applicable survival period for an item as contemplated by this Section 9.01 is longer or shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be extended or decreased to the increased survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 9.02       Indemnification by Parent and Seller. From and after the Closing, subject to the limitations in this Article IX, Parent and Seller shall jointly and severally indemnify and hold harmless Purchaser and the Company Entities (collectively, the “Purchaser Parties”) for any Losses directly or indirectly resulting from or arising out of:

(a)       any breach of or inaccuracy in any Specified Representations and Warranties or Tax Representations of Parent and Seller or in any certificate in respect thereof delivered by Seller or Parent pursuant to this Agreement;

(b)       any breach of or inaccuracy in any representations and warranties made by Seller or Parent in Article III and Article IV (other than the Specified Representations and Warranties or Tax Representations of Parent and Seller), or in any certificate delivered by Seller or Parent pursuant to this Agreement in respect thereof;

(c)       any breach or default in the performance of any covenant or agreement contained herein by Parent, Seller or, with respect to covenants and agreements to be performed by AEC prior to the Closing, AEC;

(d)       any Liability imposed on a Company Entity that arises under or with respect to any Employee Plan, other than any such Liability (i) that arises under or with respect to any Company Employee Plan, (ii) to be paid and satisfied by Purchaser, a Company Entity or their Affiliates pursuant to the Transition Services Agreement (Computing) or the Transition Services Agreement (Consumer), (iii) included in the final determination of Closing Net Working Capital, Closing Indebtedness, or Closing Company Transaction Costs or (iv) to the extent that such Liability is also the subject matter of any breach of or inaccuracy in any representations and warranties made by Seller or Parent in Article III and Article IV and then only to the extent that monetary remedy is not available from the Escrow Amount or the R&W Insurance Policy;

(e)       any Closing Company Transaction Costs (but only to the extent not paid at or prior to the Closing or to the extent not included in the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness or Closing Company Transaction Costs as finally determined pursuant to Section 2.03);

(f)       any Closing Indebtedness (but only to the extent not paid at or prior to the Closing or to the extent not included in the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness or Closing Company Transaction Costs as finally determined pursuant to Section 2.03); and

(g)       any claims made against Purchaser or its Affiliates (including the Company Entities) in respect of any Liabilities of Parent, Seller or any of their respective Affiliates (other than the Company Entities).

Section 9.03       Indemnification by Purchaser. From and after the Closing, subject to the limitations in this Article IX, Purchaser shall indemnify and hold harmless Seller from any Losses directly or indirectly resulting from or arising out of:

(a)       any breach of or inaccuracy in any representation or warranty made by Purchaser in Article V or in any certificate in respect thereof delivered by Purchaser pursuant to this Agreement;

(b)       any breach or default in the performance of any covenant or agreement contained herein by Purchaser or, with respect to covenants and agreements to be performed by AEC after the Closing, AEC;

(c)       any Liability (other than under Section 9.02) imposed on Parent or its subsidiaries (other than a Company Entity) that arises under or with respect to any Company Employee Plan; and

(d)       any claims (other than under Section 9.02) made against Parent or its Affiliates (other than the Company Entities) in respect of any Liabilities of Purchaser, the Company Entities or any of their respective Affiliates.

Section 9.04       Limitations on Indemnification. In no event will Parent and Seller have any Liability or be required to indemnify or pay for any Losses: (a) that are in the aggregate in excess of the amount actually received by Seller as Purchase Price under this Agreement (taking into account, when determining such amount actually received, any adjustments to the Purchase Price pursuant to the various provisions of this Agreement); and (b) with respect to their obligations under Section 9.02(b): (i) if such Losses are, for each individual claim or series of related claims or group of claims arising out of a common root cause, less than $10,000.00; (ii) unless and until such Losses in the aggregate (exclusive of any Losses described in the immediately preceding clause (b)(i)) exceeds the Deductible, and then only to the extent of such excess; and (iii) that are in excess of, when taken together with all amounts paid by Parent and Seller taken together, the Escrow Amount.

Section 9.05       Direct Claims for Indemnity. Whenever a claim for Losses shall arise for which one party (the “Indemnified Party”) shall be entitled to indemnification hereunder, (a) the Indemnified Party shall notify the other party (the “Indemnifying Party”) in writing of such claim and (b) such notice shall specify in reasonable detail such facts known to the Indemnified Party giving rise to such indemnity rights and shall estimate the amount of the Liability arising therefrom (if reasonably known and quantifiable), which estimate is advisory in nature and shall not be binding; provided, however, that the failure to give notice as herein provided shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that the Indemnifying Party shall have been materially prejudiced in its ability to defend such claim. If the Indemnifying Party disputes any such claim and the Indemnified Party shall have been duly notified of such dispute by the Indemnifying Party, then the parties shall attempt to settle and compromise the same, or if unable to do so within twenty (20) days of the Indemnifying Party’s delivery of notice of a dispute, the Indemnified Party may institute appropriate proceedings to resolve such dispute. Notwithstanding the foregoing, if the Indemnified Party is Purchaser and it is pursuing such claim against the R&W Insurance Policy, the procedures set forth in this Section 9.05 shall not be given effect during the pendency of such claim against the R&W Insurance Policy. Any rights of indemnification established by reason of such settlement, compromise or proceedings shall be paid and satisfied by the Indemnifying Party within five (5) days of such resolution.

Section 9.06       Third Party Claims.

(a)       If any third party shall notify any party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party under this Article IX, then the Indemnified Party shall as promptly as reasonably practicable, and in any event within twenty (20) days of notice thereof, notify each Indemnifying Party thereof in writing; provided, however, that (i) if the Indemnifying Party is Parent and/or Seller, the Indemnified Party need only notify Seller, and (ii) the failure to give notice as herein provided shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that the Indemnifying Party shall have been materially prejudiced in its ability to defend such claim. Subject to Section 9.06(b), the Indemnifying Party will have the right at its expense to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice of recognized standing reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall reasonably cooperate to the extent reasonably requested by the Indemnifying Party in the defense or prosecution thereof and shall furnish such records, information (that are under its control) and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith, in each case, at the Indemnifying Party’s expense. If the Indemnifying Party is entitled to, and so elects to, assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party is entitled to and has assumed the defense of any claim against the Indemnified Party, for so long as the Indemnifying Party is reasonably diligently defending such claim, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder only upon receiving the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except if, pursuant to or as a result of such settlement, the Indemnified Party is expressly and unconditionally released (including for these purposes, the Company Entities) in writing from all Liabilities and obligations with respect to such claim with prejudice. Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice, the cost of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or appropriate proceeding.

(b)       Notwithstanding Section 9.06(a), the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (i) unless the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, or (ii) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Proceeding, indictment or allegation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would materially injure the Indemnified Party’s (including for these purposes, either Company Entity’s) reputation or future business prospects or customer or supplier relations, (C) the Indemnified Party has been advised by legal counsel in writing that a reasonable likelihood of a conflict of interest exists between the Indemnifying Party and the Indemnified Party, (D) the amount of in dispute and reasonably likely to be recovered materially exceeds the maximum amount that such Indemnified Party would be entitled to recover under the applicable provisions of this Article IX, or (E) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. In addition, this Section 9.06 shall not apply to any Third Party Claim concerning Taxes, which instead shall be governed by Article X.

Section 9.07       Priority; Recoveries.

(a)       Any recoveries of Losses from Parent or Seller under this Agreement (for the avoidance of doubt, after application of the Deductible to the extent applicable, and subject to the other limitations in this Agreement) shall be recoverable first from the R&W Insurance Policy (to the extent coverage therefor is available thereunder), and thereafter solely from the Escrow

Amount under the Escrow Agreement, and thereafter solely from Parent and Seller; provided, that with respect to their obligations under Section 9.02(b), Parent and Seller shall only be liable for and obligated to provide indemnification to the extent of such amount (if any) so released to Seller from the Escrow Amount under the Escrow Agreement.

(b)       Any amount payable under this Article IX by the Indemnifying Party shall be net of any amounts the Indemnified Party actually recovers under applicable insurance policies in respect of such claim or from third parties pursuant to indemnification (or otherwise) with respect thereto (in each case net of any reasonable costs and expenses incurred in the collection of same, any deductible associated therewith, and Taxes imposed on the amount of such recoveries, if any), in each case without any requirement under this Agreement to seek recovery under the R&W Insurance Policy, but for the avoidance of doubt, net of any recovery under the R&W Insurance Policy to the extent that such recovery would result in a double-recovery by an Indemnified Party. The Indemnified Party shall not be entitled to duplicate recoveries for Losses arising out of a single set of related facts (it being the intent of the parties to avoid “double-counting”); provided, that the foregoing shall not restrict claims under any one or more representations, warranties, covenants or agreements set forth in this Agreement that may be applicable to such facts or circumstances. Without limiting the generality of the foregoing, Purchaser shall not be entitled to recover on any claim for indemnification with respect to any matter that was included in the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs as finally determined pursuant to Section 2.03. Indemnification payments of Parent and Seller with respect to Section 9.02 shall first be made by application for recovery under the R&W Insurance Policy (to the extent coverage therefor is available thereunder), and then (unless Seller otherwise notifies Purchaser in writing) from the Escrow Amount until the Escrow Amount is exhausted, and then by Parent and Seller on a joint and several basis, in each case on the terms and subject to the limitations provided in this Agreement. In furtherance of the intent of the Parties in respect of the immediately preceding sentence, Purchaser shall expend commercially reasonable efforts to present claims to the insurers under the R&W Insurance Policy and to realize on the same.

Section 9.08       Survival of Indemnity. Any matter as to which a claim notice has been submitted in the manner provided by Section 9.05 or 9.06 that is pending or unresolved at the end of such applicable survival period set forth in Section 9.01 shall continue to be covered by this Article IX, notwithstanding the expiration of the applicable survival period, until such matter is finally terminated or otherwise resolved under this Agreement and any amounts payable hereunder are finally determined and paid; provided, however, that any such matter and any such claim shall be deemed irrevocably withdrawn if such matter and such claim is contingent and no litigation has been commenced within six months (with respect to matters other than in respect of Specified Representations and Warranties) or twelve months (with respect to matters in respect of Specified Representations and Warranties) following the end of the survival period applicable thereto set forth in Section 9.01.

Section 9.09       Limitation on Damages. Notwithstanding any other provision herein, neither party will be liable for any punitive or exemplary damages, damages related to loss of reputation, or damages that were not reasonably foreseeable and recoverable in a claim for contract damages; and each party hereby releases and waives any claims against the other party regarding such damages; provided, however, that this Section 9.09 shall not apply or otherwise preclude the recovery of damages by any Indemnified Party in respect of such damages awarded to a third party in a Third Party Claim. Unless otherwise expressly contemplated by this Agreement, no party hereto shall have any right to set off any amount to which it claims to be entitled from any other party, including any amounts that may be owed under this Article IX or otherwise, against amounts otherwise payable under any provision of this Agreement. No Indemnified Party shall have any right to recover from any Indemnifying Party any Loss to the extent it is not an actual Loss, cause of action or claim that such Indemnified Party has sustained, paid or incurred.

Section 9.10       Exclusive Remedy. Except as set forth in Article II, Article X or Section 11.09, or in respect of remedies that cannot be waived as a matter of law, the indemnification provisions in this Article IX shall be the exclusive remedy of Purchaser, the Company Entities, Parent and Seller with respect to the transactions contemplated by this Agreement; provided, however, that this Section 9.10 shall not limit any claims by, or remedies of, Purchaser in the case of fraud or willful misconduct by or on behalf of Seller, Parent or any Company Entity in respect of the matters set forth in this Agreement.

Section 9.11       Adjustments to Purchase Price. All indemnity payments made hereunder shall be treated by the parties as adjustments to the Purchase Price for all Tax, accounting and other purposes to the extent permitted by Law.

Section 9.12       Materiality. Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been an inaccuracy or breach of any representations or warranties or in each certificate delivered pursuant hereto with respect to any representations or warranties, and the amount of any Losses with respect thereto, each such representation or warranty and each certificate delivered pursuant hereto with respect to such representation or warranty shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty); provided, however, that this Section 9.12 is not applicable to, and shall not in and of itself be taken into account in respect of, (a) the interpretation of definitions used in this Agreement (such as the definitions of “Material Adverse Effect”, “Material Contract”, “Material Customer” and “Material Supplier”), (b) Section 4.07, or (c) the determination as to whether there has been fraud or an intentional misrepresentation by Seller, as the matters disclosed in the Disclosure Schedule and the representations made by Seller on the date hereof and on the Closing Date expressly do not take into account the provisions of this Section 9.12 and expressly do take into account and give effect to any “materiality” or “Material Adverse Effect” or similar standard or qualification contained in such representation or warranty.

Section 9.13       Knowledge. The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty, covenant or agreement of an Indemnifying Party contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), by such Indemnified Party with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (ii) the waiver of any condition in this Agreement based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement.

Section 9.14       Circular Recovery. Parent and Seller shall not be entitled to make any claim for indemnification or recovery against any Purchaser Parties (or any of their respective insurance policies or insurance carriers) by reason of the fact that Parent or Seller were a controlling Person, shareholder, director, employee or representative of the Company Entities or any Affiliate thereof or were serving as such for another Person at the request of any such entity (whether such claim is for damages or losses of any kind or otherwise) with respect to any claim brought by a Purchaser Party against Parent or Seller under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby. With respect to any claim brought by a Purchaser Party against Parent or Seller under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, each of Parent and Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company Entities and any Affiliate of any of the foregoing following the Closing with respect to or relating to any amounts owed to or by the Parent or Seller pursuant to this Article IX or otherwise.

Section 9.15       R&W Insurance Policy. The R&W Insurance Policy is a Contract between the Purchaser and the insurers party thereto separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Article IX shall in any way limit, affect, restrict, modify or impair the ability of the Purchaser to make claims under or recover under the R&W Insurance Policy.

ARTICLE X.
TAX MATTERS

Section 10.01       Income Tax Refunds. Purchaser shall pay (or cause to be paid) to Seller the amount of any foreign, federal or state income Taxes paid by or on behalf of the Company Entities with respect to any Pre-Closing Tax Period (including as a result of any overpayment of income Tax liabilities of the Company Entities that are paid or credited on or prior to the Closing Date and that are not used to satisfy or reduce income Tax liabilities of the Company Entities in respect of a Pre-Closing Tax Period) that are refunded to Purchaser or any of the Company Entities (or applied as a credit against the Taxes of Purchaser or any Company Entity) after the Closing Date (but net of applicable costs and expenses, including Taxes imposed with respect to such refunds or credits), provided that such refund is received or credit applied prior to the fourth anniversary of the Closing Date (such Tax refunds or credits, net of such applicable costs and expenses, the “Pre-Closing Period Income Tax Refunds”). For this purpose, (i) a Tax refund shall be deemed to have been “received by” or “applied as a credit against the Taxes of” Purchaser or a Company Entity if an amount is used to reduce, or is provided or utilized as a credit in respect of, Taxes, and (ii) in the case of a Straddle Period, the Pre-Closing Period Income Tax Refund payable to Seller with respect to such period shall be determined by calculating the Tax for the Pre-Closing Tax Period in a manner consistent with Section 10.02(b) and taking into account payments of such Taxes during the portion of the Straddle Period ending on the Closing Date. Purchaser shall not, absent Seller’s prior written consent, make any Tax carryback or other tax election with respect to a Pre-Closing Tax Period that would reduce the amount of any Pre-Closing Period Income Tax Refund. Seller shall promptly return any Pre-Closing Period Income Tax Refunds to Purchaser in the event Purchaser or the Company Entities are required to repay any amount with respect thereto to any Governmental Entity.

Section 10.02       Seller Tax Returns.

(a)       After the Closing, at its own expense, (i) Seller shall cause AEC’s historical tax preparers in the Los Angeles office of Ernst & Young LLP to prepare, and AEC shall file or cause to be filed, (ii) all income Tax Returns of the Company Entities for all Tax periods ending on or prior to the Closing Date which are to be filed after the Closing Date; and (iii) AEC shall pay (or cause EC Netherlands to pay) all Taxes shown as due and payable on such Tax Returns, in accordance with the applicable Tax Laws; provided, however, that not later than five (5) days before the due date for payment of Taxes due with respect to such Tax Returns, Parent and Seller shall pay or cause to be paid to Purchaser or AEC an amount equal to the income Taxes shown on such Tax Return. Seller shall cause the aforementioned tax preparers to prepare such income Tax Returns in a manner consistent with the prior practices of Seller and the Company Entities to the extent consistent with applicable Law. In addition to, and not in limitation of, Parent’s and Seller’s obligations in respect of Indemnified Taxes, Parent and Seller shall be jointly and severally responsible for all Taxes payable with respect to the operations of the Company Entities for Pre-Closing Tax Periods (to the extent not included in the final determination of Closing Net Working Capital), and Purchaser shall be responsible for all Taxes included in the final determination of Closing Net Working Capital or otherwise payable with respect to the operations of the Company Entities after the Closing. Seller shall permit Purchaser to review and comment on each such income Tax Return, and shall make such revisions to such income Tax Returns as are reasonably requested by Purchaser and consistent with the prior practices of Seller and the Company Entities (taking into account the transactions contemplated by this Agreement and the provisions of this Agreement). In the event of a dispute among the parties with respect to any item on any such income Tax Return, the parties shall act in good faith to resolve any such dispute prior to the date on which such income Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.03(d); provided, however, that such disputes shall not prevent the timely filing of any such income Tax Return. Purchaser shall remit or cause to be remitted all Taxes in respect of Straddle Period Tax Returns; provided, however, that not later than five (5) days before the due date for payment of such Taxes with respect to any such Straddle Period, Parent and Seller shall pay or cause to be paid to Purchaser an amount equal to that portion of the Taxes shown on such return for which Seller is responsible pursuant to this Section 10.02(a) (to the extent such amount was not included in the final determination of Closing Net Working Capital).

(b)       In the case of Taxes that are payable with respect to the Straddle Period imposed on income, sales, receipts, or payments, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed equal to the amount that would be payable if the applicable taxable year ended at the Determination Time. The amount of all other Straddle Period Taxes allocable to the pre-Closing portion of such Straddle Period shall be determined by multiplying the total amount of the Tax for the applicable Straddle Period by a fraction whose numerator is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and whose denominator is the total number of days in such Straddle Period.

(c)       In the event of any audit, investigation, litigation or other proceeding in respect of any income Tax Return of any of the Company Entities with respect to any Pre-Closing Tax Period (each, a “Tax Matter”), Purchaser shall promptly notify Seller in writing of such Tax

Matter, and Seller (and its representatives) shall have the right (i) to represent the Company Entities in such Tax Matter if such Pre-Closing Tax Period ends on or prior to the Closing Date, or (ii) to participate in such Tax Matter and be kept reasonably informed as to any correspondence received with respect thereto if the Tax Matters involves a Straddle Period. In any case, the party responsible for representing the Company Entities in the Tax Matter shall not settle any such Tax Matter without the other party’s consent (not to be unreasonably withheld, conditioned or delayed).

(d)       Purchaser, the Company Entities, and Seller shall, and to the extent applicable shall cause their respective subsidiaries to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 10.02 and any Tax Matter. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any of the Company Entities (including with respect to the transactions contemplated hereby).

Section 10.03       Seller Tax Indemnity. From and after the Closing, Seller shall indemnify and hold harmless the Purchaser Parties for, in each case to the extent not included in the final determination of Closing Net Working Capital (together, “Indemnified Taxes”): (i) all Taxes (or the non-payment thereof) imposed on or with respect to the assets and operations of the Company Entities for all Pre-Closing Tax Periods (including any Liability pursuant to Code Section 965 whether due before or after the Closing Date), (ii) any and all Taxes of any member (other than a Company Entity) of an Affiliated Group of which any of the Company Entities (or any of their predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (iii) any and all Taxes of any Person (other than a Company Entity) imposed on the Company Entities as a transferee or successor, by contract or pursuant to any Law, which income Taxes relate to an event or transaction occurring before the Closing, and (iv) any breach or default by Seller in the observance of its covenants to pay Taxes pursuant to Section 10.02. Any claims under this Section 10.03 must be brought prior to the date that is the six-year anniversary of the Closing Date. Payment by Seller of any amount due to a Purchaser Party under this Section 10.03 shall be made within ten (10) Business Days following written notice by the Purchaser Party, provided that Seller shall not be required to make any payment to be remitted to a Governmental Entity earlier than five (5) Business Days before it is due to the appropriate Governmental Entity. The indemnification provisions in this Article X shall be the exclusive remedy of the parties in respect of Indemnified Income Taxes.

Section 10.04       Seller Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any of the Company Entities (excluding for these purposes, commercial agreements not having a principal purpose relating to Tax that were entered into in the ordinary course of business and contain customary Tax indemnification provisions) shall be terminated as of the Closing Date and, after the Closing Date, none of the Company Entities shall be bound thereby or have any Liability thereunder.

Section 10.05       Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable (and costs and expenses related thereto) in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Seller, and Purchaser, the Company Entities, and Seller shall cooperate to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including as required, joining in the execution of any such Tax Returns and documentation and using commercially reasonable efforts to legally reduce the imposition of any such amounts.

Section 10.06       Reattribution Election. The parties acknowledge and agree that following the Closing AET will file a “Section 1.1502-36 Statement” (as defined in Treasury Regulation Section 1.1502-36(e)(5)) with AET’s U.S. federal consolidated income tax return for the consolidated return year of AET that includes the Closing Date, whereby AET will elect to reattribute to itself first (i) deferred deductions (Category C attributes) of AEC consisting of carryover of disallowed business interest under Section 163(j) of the Code that are not subject to limitation under Section 382 of the Code and then (ii) net operating loss carryovers (Category B attributes) of AEC that are not subject to limitation under Section 382 of the Code that would otherwise be subject to reduction under Treasury Regulation Section 1.1502-36(d), to the maximum extent allowable. If AET is not allowed under Treasury Regulation Section 1.1502-36(d)(6) to reattribute all of the net operating loss carryovers of AEC that are not subject to limitation under Section 382 of the Code, to the extent allowable, AET will elect to reattribute AEC’s net operating loss carryovers that are not subject to limitation under Section 382 of the Code from newest to oldest. No party to this Agreement will, and each such party shall cause its Affiliates not to, take any position inconsistent with such reattribution election, or take any contrary position on any Tax Return, unless otherwise required by Law.

ARTICLE XI.
GENERAL PROVISIONS

Section 11.01       Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 11.02       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile or email (if an email is provided hereunder), if sent by overnight courier, delivered personally and (ii) on the third (3rd) Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to Seller:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention: Kris Agarwal, General Counsel

Facsimile: (310) 712-1863

With copies to (which shall not constitute notice):

Morgan, Lewis & Bockius, LLP
600 Anton Blvd., 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss and Todd A. Hentges
Facsimile: (714) 830-0700
E-mail: todd.hentges@morganlewis.com

and

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, Missouri 63136
Attention: Alan D. Mielcuszny
Facsimile: (314) 553-1365
E-mail: alan.mielcuszny@emerson.com

(b)           if to Purchaser:

SMART Global Holdings, Inc.
c/o SMART Modular Technologies, Inc.
39870 Eureka Drive
Newark, California 94560
Attention: Bruce Goldberg, General Counsel
Facsimile: (510) 624-8284
Email: bruce.goldberg@smartm.com

With copies to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren Lazarow
Facsimile: (650) 473-2601
E-mail: wlazarow@omm.com

and

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: Andor D. Terner
Facsimile: (949) 823-6994
E-mail: aterner@omm.com

Section 11.03       Non-Reliance; No Other Representations.

(a)       Purchaser acknowledges and agrees that, except for the specific representations and warranties expressly made by Seller in Articles III and IV of this Agreement and the certificates delivered in respect thereof, Seller is not making any representations or warranties, expressed or implied, at Law or in equity, with respect to the Company Entities or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to (i) merchantability or fitness for any particular purpose of any assets of the Company Entities or (ii) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities. Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties and acknowledges and agrees that Seller has expressly disclaimed any such other representation or warranty made by Seller, Parent or any other Person.

(b)       Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company Entities, (ii) has been furnished with or given adequate access to such information about the Company Entities as it has requested, and (iii) will not assert any claim against any Seller or any director, officer, employee, agent, consultant, counsel, accountants, investment banker or representative of any Seller or any Company Entity, or seek or otherwise attempt to hold any such Persons liable for, any inaccuracies, misstatements or omissions with respect to information (other than claims against Seller and/or Parent for fraud or based on the representations and warranties contained in this Agreement) furnished by Seller, any Company Entity or any such other Person concerning the Company Entities.

(c)       Parent and Seller acknowledge and agree that, except for the specific representations and warranties expressly made by Purchaser in Article V of this Agreement and the certificates delivered in respect thereof, Purchaser is not making any representations or warranties, expressed or implied, at Law or in equity, with respect to Purchaser or its business, assets, liabilities, operations, prospects, or condition (financial or otherwise) or the Purchaser Common Stock. Parent and Seller specifically disclaim that they are relying upon or have relied upon any such other representations or warranties and acknowledge and agree that Purchaser has expressly disclaimed any such other representation or warranty made by Purchaser or any other Person.

(d)       Parent and Seller acknowledge and agree that they (i) have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, Purchaser and the Purchaser Common Stock, (ii) have been furnished with or given adequate access to such information about Purchaser as it has requested (including having access to Purchaser’s periodic filings and public reports), and (iii) will not assert any claim against Purchaser or any director, officer, employee, agent, consultant, counsel, accountants, investment banker or representative of Purchaser, or seek or otherwise attempt to hold any such Persons liable for, any inaccuracies, misstatements or omissions with respect to information (other than claims against Purchaser for fraud or based on the representations and warranties contained in this Agreement) furnished by Purchaser or any such other Person concerning Purchaser.

Section 11.04       Assignment. This Agreement shall not be assigned by any party hereto, whether by operation of Law or otherwise, absent the prior written consent of the other parties hereto; provided, however, that (a) Seller may after the Closing, upon delivery of written notice to Purchaser, assign all or any portion of its rights and obligations hereunder to an Affiliate, its direct or indirect members or partners (in each case, without being relieved of its obligations hereunder), or a successor-in-interest, (b) Purchaser may assign its rights and obligations under this Agreement to a subsidiary without being relieved of its obligations hereunder, and (c) Purchaser and the Company Entities may at or after the Closing, upon delivery of written notice to Seller, assign this Agreement (x) in whole or in part as collateral to its applicable debt financing providers, and (y) in whole to a successor-in-interest to all or substantially all of the assets of the Company Entities.

Section 11.05       Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

Section 11.06       Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent permitted under Law, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.07             Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. At any time before the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

Section 11.08       Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of, or any recourse against, any direct or indirect member, partner, stockholder, officer, director, employee, representative or investor of any party (other than any such Person who is also a party to this Agreement), including under theories such as “conspiracy”, “acting in concert”, “aiding and abetting” or providing “substantial assistance”. All proceedings, obligations, Losses or causes of action (whether in tort, contract or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, (b) the negotiation, execution or performance of this Agreement, (c) any breach or violation of this Agreement, and (d) any failure of the transactions contemplated hereby to be consummated, in each case, may only be made against (and are those solely of) the Persons that are expressly named as parties hereto to the extent set forth herein. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its Affiliates and its and their respective Representatives, that no recourse under this Agreement or otherwise shall be had against (i) any past, present or future direct or indirect equity holder, controlling Person, Affiliate, member, manager, general or limited partner, stockholder, incorporator or representative of any party hereto (unless such Person is also a party to this Agreement), or (ii) any past, present or future direct or indirect equity holder, controlling Person, Affiliate, member, manager, general or limited partner, stockholder, incorporator or representative of any of the foregoing (unless such Person is also a party to this Agreement), and none of the foregoing shall have any Liability hereunder (in each case, whether in tort, contract or otherwise).

Section 11.09       Enforcement. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 11.10       Headings; Construction. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 11.12       Entire Agreement. This Agreement (together with all schedules and Exhibits), the Escrow Agreement, the IP Cross-License Agreement, the Trademark License Agreement, the Transition Services Agreement (Consumer), the Restrictive Covenants Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. Prior drafts of this Agreement and any other document, instrument or certificate contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.

Section 11.13       No Third-Party Beneficiaries. Except as otherwise expressly provided in Section 6.06, Articles IX and X (including with respect to the Purchaser Parties) and Section 11.14, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.14       Conflict and Privilege Waiver. At the Closing, any attorney-client relationship between Morgan, Lewis & Bockius LLP and the applicable Company Entities shall terminate, and in the future Morgan, Lewis & Bockius LLP may represent Seller (and any of its Affiliates, successors and assigns) in any matter (including any dispute, negotiation, controversy, arbitration or litigation which may arise between any such Person on the one hand, and Purchaser or the Company Entities (and any of their respective Affiliates, successors and assigns), on the other hand) with respect to this Agreement or the transactions contemplated hereby, even if such matters are directly adverse to the Company Entities and their respective Affiliates, successors and assigns, and each of the Company Entities and Purchaser hereby consents to such representation and hereby waives any duty of confidentiality or attorney-client privilege which may have arisen as a result of the representation by Morgan, Lewis & Bockius LLP of any Company Entity or Seller (or any of their respective Affiliates, successors and assigns) solely in connection with this Agreement or the transactions contemplated hereby. Morgan, Lewis & Bockius LLP shall not be obligated to notify any Person of any such representation as it arises. Further, the attorney-client privilege and the expectation of client confidence in respect of all communications between Morgan, Lewis & Bockius LLP on the one hand, and Seller and (prior to the Closing) the Company Entities, on the other hand, that solely relate to this Agreement or the transactions contemplated hereby, reside with Seller, and shall not pass to or be claimed by Purchaser or the Company Entities after the applicable Closing.

Section 11.15       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, such party shall deliver an originally executed signature page within five (5) days of another party’s request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

Section 11.16       Mutual Releases.

(a)       Effective as of the Closing, Seller and Parent, each on its behalf and on behalf of each of its respective subsidiaries, hereby releases each of the Company Entities from all charges, complaints, claims, suits, judgments, demands, actions, obligations, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), compensation or deferred compensation of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute that releasing Persons ever had, now has, or hereafter can, shall or may have against the Company Entities that arise based on Seller’s and its subsidiaries’ capacity as the owner of the Shares prior to the Closing, in each case except for (i) any rights of the parties under this Agreement or any other agreements entered into in connection herewith or the transactions contemplated hereby or after the Closing Date, or under any commercial Contracts on arms’-length terms entered into prior to the date of this Agreement but only if such Contracts are set forth on Section 4.20 of the Disclosure Schedule, or (ii) any claim that cannot be released or waived as a matter of law or any right to enforce this release.

(b)       Effective as of the Closing, the Company Entities hereby release Parent and Seller, and each of their respective subsidiaries, from all charges, complaints, claims, suits, judgments, demands, actions, obligations, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), compensation or deferred compensation of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute that such Company Entity ever had, now has, or hereafter can, shall or may have against Parent, Seller or their respective subsidiaries, in each case except for (i) any rights of the parties under this Agreement or any other agreements entered into in connection herewith or the transactions contemplated hereby or after the Closing Date, or under any commercial Contracts on arms’-length terms entered into prior to the date of this Agreement but only if such Contracts are set forth on Section 4.20 of the Disclosure Schedule, or (ii) any claim that cannot be released or waived as a matter of law or any right to enforce this release.

(c)       Each party to this Agreement acknowledges that the releases in this Section 11.16 include claims that such Person does not know or suspect to exist in its favor at the time of the giving of the foregoing releases that, if known by it, might affect its decision regarding the releases set forth herein, and that it might hereafter discover facts or documents in addition to or different from those which it now knows or believes to be true or exist with respect to the subject matter of any of the foregoing releases, and that any such discovery shall not affect the foregoing releases.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its respective duly authorized representative as of the date first written above.

AEC:

ARTESYN EMBEDDED COMPUTING, INC.

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

SELLER:

PONTUS INTERMEDIATE HOLDINGS II, LLC

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

PARENT:

PONTUS HOLDINGS, LLC

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

PURCHASER:

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Jack Pacheco
	Name:	Jack Pacheco
	Title:	Executive Vice President

Signature Page

APPENDIX 1.01       DESCRIPTION OF EMBEDDED COMPUTING BUSINESS

The design, manufacture, sale and service of microprocessor-based boards and systems with base operating software and customized software programming supporting specific customers’ applications, generally running on an open hardware platform and designed to be embedded within a product or system without human end-user commands for telecommunication, military, aerospace, government, medical and automation applications (including safety critical products).

Appendix 1.01-1

The following schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC.

•	Schedule 2.03(a) – Company Transaction Costs

•	Schedule 2.03(b) – Closing Net Working Capital

•	The Disclosure Schedule

•	Exhibit A – Form of Deed of Transfer

•	Exhibit B – Form of Escrow Agreement

•	Exhibit C – Form of IP Assignment Agreement

•	Exhibit D – Form of IP Cross-License Agreement

•	Exhibit E – R&W Insurance Policy

•	Exhibit F – Form of Restrictive Covenants Agreement

•	Exhibit G – Form of Trademark License Agreement

•	Exhibit H – Form of Transition Services Agreement (Consumer)